EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

Insmed incorporated
a Virginia corporation;

River Acquisition Co.,
a Delaware corporation;

Transave, LLC,
a Delaware limited liability company

Transave, Inc.,

a Delaware corporation;

and

TVM V Life Science Ventures GmbH & Co. KG,
as the Stockholders’ Agent.

___________________________

Dated as of December 1, 2010

___________________________

TABLE OF CONTENTS

Section
Description of Transaction	1
Merger of Merger Sub into the Company	1.1
Effect of the Mergers	1.2
Closing; Effective Time	1.3
Organizational Documents; Directors and Officers	1.4
Conversion of Company Capital Stock	1.5
Treatment of Stock Options; Restricted Stock.	1.6
Warrants	1.7
Dissenting Shares	1.8
Exchange of Certificates	1.9
Conversion of Capital Stock of the Surviving Corporation	1.10
Representations and Warranties of the Company	2
Due Organization; No Subsidiaries; Etc.	2.1
Charter Documents; Records	2.2
Capitalization	2.3
Financial Statements and Related Information; Inventory	2.4
Liabilities	2.5
Absence of Changes	2.6
Title to Assets	2.7
Bank Accounts	2.8
Equipment; Real Property	2.9
Intellectual Property	2.10
Contracts	2.11
Compliance with Legal Requirements; Regulatory Matters	2.12
Governmental Authorizations; No Subsidies	2.13
Tax Matters	2.14
Employee and Labor Matters; Benefit Plans	2.15
Environmental Matters	2.16
Insurance	2.17
Related Party Transactions	2.18
Legal Proceedings; Orders	2.19
Authority; Binding Nature of Agreement	2.20
Non-Contravention; Consents	2.21
Vote Required	2.22
Voting Agreement	2.23
Brokers	2.24
Full Disclosure	2.25
Disclaimer of Other Representations and Warranties; Knowledge	2.26
Representations and Warranties of Parent, Merger Sub and LLC Sub	3
Due Organization	3.1
Non-Contravention; Consents	3.2
Authority; Binding Nature of Agreement	3.3
Legal Proceedings	3.4
SEC Filings; Financial Statements	3.5
Capitalization of Parent	3.6
Capitalization of Merger Sub	3.7
Capitalization of LLC Sub	3.8
Valid Issuance	3.9
Absence of Certain Changes or Events	3.10
Operations of Merger Sub	3.11
Operations of LLC Sub	3.12
Vote Required	3.13
Liabilities	3.14
Broker’s Fees	3.15
Tax Matters	3.16
Employee and Labor Matters; Benefit Plans	3.17
Environmental Matters	3.18
Compliance with Legal Requirements	3.19
Governmental Authorizations; No Subsidies	3.20
Related Party Transactions	3.21
Insurance	3.22
Contracts	3.23
Rights Plan	3.24
Full Disclosure	3.25
Disclaimer of Other Representations and Warranties; Knowledge	3.26
Certain Covenants	4
Certain Employee Benefit Plan Matters	4.1
Directors’ and Officers’ Indemnification and Insurance	4.2
Parent Stockholders’ Meeting; SEC Filings and Related Documents	4.3
Parent’s Board of Directors and Officers	4.4
Reorganization	4.5
Tax Matters	4.6
Further Action	4.7
Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock	4.8
Indemnification	5
Survival of Representations, Etc.	5.1
Indemnification	5.2
Limitations	5.3
No Contribution	5.4
Defense of Third-Party Claims	5.5
Remedies Exclusive	5.6
Holdback	6
Purpose of Holdback	6.1
Claims Against Aggregate Holdback Share Amount	6.2
Reduction of Aggregate Holdback Share Amount; Delivery of Holdback Merger Consideration.	6.3
Miscellaneous Provisions	7
Stockholders’ Agent	7.1
Further Assurances; Limitations	7.2
Fees and Expenses	7.3
Attorneys’ Fees	7.4
Notices	7.5
Headings	7.6
Counterparts and Exchanges by Electronic Transmission or Facsimile	7.7
Governing Law; Dispute Resolution	7.8
Successors and Assigns	7.9
Specific Performance	7.10
Waiver	7.11
Waiver of Jury Trial	7.12
Amendments	7.13
Severability	7.14
Parties-in-Interest	7.15
Entire Agreement	7.16
Construction	7.17

LIST OF EXHIBITS AND SCHEDULES

ANNEXES

Annex I                      Certain Definitions

Annex II                      Persons with Knowledge

EXHIBITS

Exhibit A                      Merger Consideration Schedule

Exhibit B                      Form of Letter of Transmittal

Exhibit C                      Board Appointments

SCHEDULES

Disclosure Schedule

Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of December 1, 2010, by and among: Insmed Incorporated, a Virginia corporation (“Parent”), River Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Transave, LLC, a Delaware limited liability company, the sole member of which is Parent (“LLC Sub”), Transave, Inc., a Delaware corporation (the “Company”), and TVM V Life Science Ventures GmbH & Co. KG, as the Stockholders’ Agent.  Certain other capitalized terms used in this Agreement are defined in Annex I.

Recitals

A.           Upon the terms of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLC” and, together with the DGCL, “Delaware Law”), Parent, Merger Sub, LLC Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into LLC Sub (the “Second Merger,” and together with the First Merger, the “Mergers”), with LLC Sub as the surviving entity (the “Surviving LLC,” and together with the Surviving Corporation, the “Surviving Company”).

B.           The board of directors of the Company has approved this Agreement and declared its advisability and approved the First Merger and other transactions contemplated by this Agreement and has recommended that the Stockholders of the Company approve and adopt this Agreement and the First Merger.

C.           The board of directors of Parent has approved this Agreement and declared its advisability and approved the Mergers and other transactions contemplated by this Agreement.

D.           The board of directors of Merger Sub has approved this Agreement and declared its advisability and approved the First Merger and other transactions contemplated by this Agreement and has recommended that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the First Merger.

E.           Parent, as the sole member of LLC Sub, has approved this Agreement and declared its advisability and approved the Second Merger and other transactions contemplated by this Agreement.

F.           Immediately following the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company shall have delivered to Parent and Merger Sub the irrevocable written consent of certain of the stockholders of the Company representing not less than a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted basis) and sixty-two and one half percent (62.5%) of the shares of Company Preferred Stock (voting as a separate class on an as converted basis).

G.           As a material inducement to the Company’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, Parent shall cause to be delivered to the Company, concurrently with the execution of this Agreement, a registration rights agreement between the stockholders of the Company named therein and Parent, duly executed by Parent.

H.           As a material inducement to the Parent’s and the Company’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, Parent and certain of the stockholders of the Company are executing and delivering, concurrently with the execution of this Agreement, a stockholders’ agreement pursuant to which such persons have agreed, among other things, to certain restrictions on the transfer of their shares of Parent Capital Stock.

I.           The parties intend that the Mergers constitute an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

1.	Description of Transaction

1.1 Merger of Merger Sub into the Company

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall be the Surviving Corporation of the First Merger and shall continue its legal existence under the DGCL.  Immediately after the Effective Time and as part of an integrated plan and in accordance with Delaware Law, (i) the Surviving Corporation shall be merged with and into LLC Sub, (ii) the separate existence of the Surviving Corporation shall cease and (iii) LLC Sub shall be the Surviving LLC of the Second Merger and shall continue its legal existence under the DLLC.

1.2 Effect of the Mergers

(a) At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

(b) At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, the Surviving LLC shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Surviving Corporation and LLC Sub.

1.3 Closing; Effective Time

Upon the terms of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, unless another place is agreed to in writing by the parties hereto, on the date of this Agreement at a time agreed by Parent and the Company (the “Closing Date”).  As promptly as practicable after the Closing, the Company and Merger Sub shall cause a properly executed certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware.  The First Merger shall become effective as of the date and time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).  Immediately following the Effective Time, the Surviving Corporation and LLC Sub shall cause a properly executed certificate of merger (the “Second Certificate of Merger”) conforming to the requirements of the Delaware Law to be filed with the Secretary of State of the State of Delaware.  The Second Merger shall become effective as of the date and time that the Second Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Second Effective Time”).

1.4 Organizational Documents; Directors and Officers

(a) At and after the Effective Time:

(i) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 4.2 hereof) until thereafter amended as provided and in accordance with applicable Legal Requirements; and

(ii) the bylaws of the Company shall be the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 4.2 hereof) until thereafter amended as provided and in accordance with applicable Legal Requirements.

(b) At and after the Second Effective Time:

(i) the certificate of formation of LLC Sub (the “LLC Sub Certificate”), as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving LLC until thereafter amended as provided and in accordance with applicable Legal Requirements; and

(ii) the limited liability company operating agreement of LLC Sub (the “LLC Sub Operating Agreement”), as in effect immediately prior to the Second Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 4.2 hereof), shall be the limited liability company operating agreement of the Surviving LLC until thereafter amended as provided and in accordance with applicable Legal Requirements.

(c) The directors  and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent after consultation with the Company.

(d) The managers and officers of LLC Sub immediately after the Second Effective Time shall be those Persons designated by Parent after consultation with the Company.

1.5 Conversion of Company Capital Stock

(a) Conversion of Company Capital Stock.  As of the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall, be canceled without payment of any consideration with respect thereto and each other share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent the Merger Consideration with respect to each share of Company Capital Stock as set forth on Exhibit A, to be delivered in accordance with Sections 1.5(c) and (d).

(b) Conversion of Merger Sub Stock.  By virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c) Delivery of Closing Merger Consideration.  The Closing Merger Consideration with respect to each share of Company Capital Stock shall be delivered promptly after the Effective Time, following the surrender of the certificate representing such share of Company Capital Stock in accordance with Section 1.9, in the amounts specified on Exhibit A.

(d) Delivery of Holdback Merger Consideration.  The Holdback Merger Consideration with respect to each share of Company Capital Stock shall be delivered at the times and in the manner specified in Article 6 hereof.

(e) Aggregate Consideration.  Notwithstanding anything to the contrary set forth herein, the aggregate Merger Consideration to be issued in connection with the First Merger with respect to all shares of Company Capital Stock, Company Options, Company Restricted Stock Awards and Company Warrants shall be 25,938,818 shares of Parent Common Stock, 91,745,892 shares of Parent Series B Preferred Stock and $561,280.17. In no event shall the aggregate number of shares of Parent Common Stock issued by Parent pursuant to this Agreement (other than shares of Parent Common Stock issued upon conversion of the Parent Series B Preferred Stock in accordance with the Articles of Amendment) exceed 19.9% of the shares of Parent Common Stock outstanding immediately prior to the Closing.

1.6 Treatment of Stock Options; Restricted Stock.

Immediately prior to the closing of the First Merger, each Option shall, by virtue of the First Merger and without the need for any further action on the part of the holder thereof, on the terms and subject to the conditions set forth in this Agreement, be accelerated in full and cancelled and terminated without the payment of any consideration in the Mergers and the Company Option Plan shall be terminated.  Prior to the Effective Time, the board of directors of the Company (the “Company Board”) has adopted all resolutions and taken all actions which are necessary to effectuate the foregoing.

1.7 Warrants

As of the date hereof, each outstanding Company Warrant has been exercised or terminated.

1.8 Dissenting Shares

(a) Effect on Dissenting Shares.  Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be canceled and shall cease to exist and shall represent the right only to receive such rights as are granted by the DGCL.  Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Eligible Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, as and when payable pursuant to this Agreement.

(c) Notice of Dissenting Shares.  The Surviving Company or Parent, as the case may be, shall give the Stockholders’ Agent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Surviving Company or Parent, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Surviving Company or Parent; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal, provided that the Surviving Company and Parent shall have the right to direct all such negotiations and proceedings.  Neither the Surviving Company nor Parent shall, except with the prior written consent of Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands in each case for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such shares of Company Capital Stock and other than by operation of law or pursuant to a final order of a court of competent jurisdiction. The Stockholders’ Agent shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.9 Exchange of Certificates

(a) Letter of Transmittal – Capital Stock. Not later than ten (10) days following the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal substantially in the form attached hereto as Exhibit B (which shall specify that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent, and a provision whereby such holder agrees to be bound by the provisions of Articles 1, 5 and 6 and Section 7.1) (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration payable with respect to such Company Capital Stock.  Upon the surrender to Parent of a Company Stock Certificate (or an indemnity agreement as described in Section 1.9(d)), together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to this Agreement, and the Company Stock Certificate so surrendered shall forthwith be canceled.  From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.  Parent shall have the option of appointing an exchange agent approved by the Stockholders’ Agent, which approval shall not be unreasonably withheld or delayed, to carry out the provisions of this Section 1.9.

(b) Payments to Others.  If payment or issuance of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to this Agreement is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

(c) Stock Transfer Books.  As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company.  If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Company, they shall be canceled and exchanged for the Merger Consideration payable with respect to such shares as provided for in this Article 1.  No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

(d) Lost Certificates.  In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the First Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate indemnity agreement providing for indemnity against any claim that may be made against Parent, the Surviving Company or any affiliated party with respect to such Company Stock Certificate.

(e) Dividends.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate or, if such Company Stock Certificate is lost or stolen, such holder delivers the indemnity agreement referred to in paragraph (d) above, in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws and subject to Section 1.9(g), to receive all such dividends and distributions).

(f) Cash in Lieu of Fractional Shares.  No fractional shares of Parent Capital Stock shall be issued, no certificates for any such fractional shares shall be issued and no cash payment in lieu of any fractional share shall be paid to any holder in connection with the First Merger.  Any fraction of a share of Parent Capital Stock shall be rounded down to the nearest whole number.

(g) Escheat.  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.  Any amounts remaining unclaimed by holders of shares of Company Capital Stock at such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(h) Withholding.  Each of Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or issuable pursuant to this Agreement to any security holder or former security holder of the Company such amounts as Parent determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or similar Legal Requirement or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and paid to the appropriate governmental authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  To the extent that amounts are so withheld and paid over to the appropriate governmental authority by Parent, Parent or the Surviving Company, as the case may be, shall deliver a notice to the holder of the Certificate, as applicable, of such amount so deducted, withheld or paid over if and to the extent required by applicable Legal Requirements.

1.10 Conversion of Capital Stock of the Surviving Corporation

As of the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the Surviving Corporation or LLC Sub:

(i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefore; and

(ii) each membership interest of LLC Sub issued and outstanding prior to the Second Effective Time shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Company immediately after the Second Effective Time.

2.	Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered by the Company concurrently with the execution of this Agreement to Parent, Merger Sub and LLC Sub (the “Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company represents and warrants to Parent, Merger Sub and LLC Sub as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) Organization.  The Company has been duly organized, and is validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Company Material Contracts.

(b) Qualification.  The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Company Material Adverse Effect.  Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified to do business as a foreign corporation.

(c) Directors and Officers.  Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of the officers of the Company.

(d) Subsidiaries.  Other than Transave Inhalation Biotherapeutics Limited (the “Company Subsidiary”), neither the Company nor any of its Subsidiaries has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Entity.  Except as set forth on Part 2.1(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any obligation of any Entity.  The Company Subsidiary has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation.  The Company Subsidiary has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

2.2 Charter Documents; Records

The Company has made available to Parent or its Representatives accurate and complete copies of: (a) the certificate of incorporation and bylaws or similar organizational documents, including all amendments thereto, of the Company and each of its Subsidiaries (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors and all committees of the board of directors of the Company and each of its Subsidiaries since December 31, 2007.  The Company and its Subsidiaries are not in material violation of any of their respective Charter Documents.

2.3 Capitalization

(a) Outstanding Securities.  The authorized capital stock of the Company as of the date of this Agreement consists of: (i) 700,000,000 shares of Company Common Stock, of which 22,463,903 shares are issued and outstanding as of the date of this Agreement; and (ii) 493,196,239 shares of Company Preferred Stock, of which: (A) 5,733,884 shares are designated as Series A Preferred Stock, 3,935,374 shares of which are issued and outstanding as of the date of this Agreement; (B) 17,779,414 shares are designated as Series B Preferred Stock, 17,165,733 shares of which are issued and outstanding as of the date of this Agreement; (C) 69,682,941 shares are designated as Series C Preferred Stock, 68,588,096 of which are issued and outstanding as of the date of this Agreement; and (D) 400,000,000 shares are designated as Series D Convertible Preferred Stock, 180,895,692 of which are issued and outstanding as of the date of this Agreement.  There are no shares of capital stock held in the Company’s treasury.  Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Company has never declared or paid any dividends on any shares of Company Capital Stock.  Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, the addresses of the Company’s stockholders as set forth on the Company records and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders.  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth in Part 2.3(a) of the Disclosure Schedule, the conversion rights associated with the Company Preferred Stock, the rights created under the Company Stockholder Agreements, and as provided by the terms of any Company Options, Company Warrants and Company Notes, there are no outstanding repurchase options, forfeiture provisions or restrictions on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).  Each share of Company Preferred Stock is convertible into the number of shares of Company Common Stock set forth in Part 2.3(a) of the Disclosure Schedule.  No shares of capital stock of the Company are owned by the Company Subsidiary.

(b) Stock Options and Restricted Stock.  The Company has reserved 54,091,012 shares of Company Common Stock for issuance under the Company Option Plan, of which options to purchase 47,399,878 shares of Company Common Stock are currently outstanding and 745,756 shares of Company Common Stock have been issued upon the exercise of Company Options granted by the Company under the Company Option Plan and 1,937,786 shares of restricted Company Common Stock have been awarded under the Company Option Plan as of the date of this Agreement.  Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement and each Company Restricted Stock Award: (i) the name of the holder of such Company Option or Company Restricted Stock Award; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Restricted Stock Award and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable or with respect to which such Company Restricted Stock Award is fully vested; (iii) the date on which such Company Option or Company Restricted Stock Award was granted and the term thereof; (iv) the vesting schedule for such Company Option or Company Restricted Stock Award and whether the vesting thereof shall be subject to any acceleration in connection with the Mergers or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option and (vi) whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code or is intended to be subject to Section 409A of the Code.  Each grant of a Company Option and each Company Restricted Stock Award was duly authorized no later than the date on which the grant of such Company Option or Company Restricted Stock Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and the per share exercise price of each Company Option was no less than the fair market value of a share of Company Common Stock, as determined in good faith reliance on a reasonable valuation method, on the applicable Grant Date.

(c) Warrants.  Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the class, series and total number of shares of Company Capital Stock that are subject to such Company Warrant and the class, series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable; (iii) the date on which such Company Warrant was issued and the term of such Company Warrant; (iv) the vesting schedule for such Company Warrant; and (v) the exercise price per share of Company Capital Stock purchasable under such Company Warrant.  The Company has made available to Parent or its Representatives accurate and complete copies of each Company Warrant that is outstanding.

(d) Subsidiaries.  All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company (the “Subsidiary Capital Stock”), is owned, directly or indirectly, by the Company, and is owned free and clear of any lien or Encumbrance.  Part 2.3(d) of the Disclosure Schedule lists: (i) each Subsidiary of the Company; (ii) its jurisdiction of incorporation or organization; and (iii) the location of its principal executive office.

(e) No Other Securities.  Except as set forth in Part 2.3(b), 2.3(c) or 2.3(d) of the Disclosure Schedule, the conversion rights associated with the Company Preferred Stock, the rights created under the Company Stockholder Agreements, and as provided by the terms of any Company Options, Company Warrants and Company Notes, there are no outstanding repurchase options, forfeiture provisions or restrictions on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).  There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock, Subsidiary Capital Stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or Subsidiary Capital Stock (or cash based on the value of any of such shares) or other securities of the Company or any of its Subsidiaries; or (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of Company Capital Stock, Subsidiary Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company or any of its Subsidiaries to an employee of or other service provider to the Company or any of its Subsidiaries.

(f) Legal Issuance.  All outstanding shares of Company Capital Stock and Subsidiary Capital Stock, all outstanding Company Options and Company Warrants were issued in compliance in all material respects with: (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such shares of Company Capital Stock identified in Part 2.11(a)(xii) of the Disclosure Schedule.  None of the outstanding shares of Company Capital Stock or Subsidiary Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company or any of its Subsidiaries.  Part 2.3(f) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(g) Repurchased Shares.  Part 2.3(g) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company or any of its Subsidiaries (other than repurchases from employees of the Company and its Subsidiaries pursuant to customary repurchase rights in the ordinary course of business or pursuant to transactions in accordance with the Company Option Plan): (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company or such Subsidiary for such shares.  All shares of capital stock of the Company and its Subsidiaries ever repurchased or redeemed by the Company or any of its Subsidiaries were repurchased or redeemed in material compliance with: (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such repurchased or redeemed shares identified in Part 2.11(a)(xii) of the Disclosure Schedule.

2.4 Financial Statements and Related Information; Inventory

(a) Delivery of Financial Statements.  The Company has made available to Parent or its Representatives the following financial statements, including any notes and schedules thereto (collectively, the “Company Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2007, December 31, 2008 and December 31, 2009, and the related audited statements of operations, statements of stockholders’ deficiency and statements of cash flows for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2010 (the “Unaudited Interim Balance Sheet” and such date, the “Unaudited Interim Balance Sheet Date”), and the related unaudited consolidated statement of operations, statements of stockholders’ deficiency and statements of cash flows for the nine months ended September 30, 2010.

(b) Fair Presentation.  The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of Unaudited Interim Balance Sheet, as permitted by GAAP), except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end adjustments that are not material in amount.

(c) Internal Controls.  The books, records and accounts of the Company accurately and fairly reflect, in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries.  The systems of internal accounting controls maintained by the Company and each of its Subsidiaries are materially sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in material conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all material written policies, manuals and other documents promulgating, such internal accounting controls.  Since January 1, 2007, neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.  Since January 1, 2007, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company or the Company Board or any committee thereof.

(d) Net Working Capital.  Part 2.4(d) of the Disclosure Schedule sets forth a true, accurate and complete statement of the Company’s Net Working Capital as of the date hereof.

2.5 Liabilities

(a) No Liabilities.  Neither the Company nor any of its Subsidiaries has accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company and each of its Subsidiaries since the Unaudited Interim Balance Sheet Date in the ordinary course of business and materially consistent with the Company’s and each of its Subsidiaries’ past practices; (iii) Liabilities under the Company Material Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contract; (iv) Liabilities identified in Part 2.5(a) of the Disclosure Schedule; and (v) Liabilities that individually or in the aggregate would not be material to the Company and its Subsidiaries taken as a whole.

(b) Indebtedness; Accounts Payable.  Part 2.5(b) of the Disclosure Schedule sets forth: (i) all accounts payable of the Company and each of its Subsidiaries as of the date of this Agreement; and (ii) all outstanding notes payable of the Company and each of its Subsidiaries and all other Indebtedness of the Company and each of its Subsidiaries as of the date of this Agreement.  Effective as of the Effective Time, the Company Notes shall be converted into shares of Company Capital Stock in accordance with the terms thereof.  Upon such conversion of the Company Notes and payment of all amounts outstanding under the Venture Loan by Parent in connection with the Closing, other than as set forth on Part 2.5(b) of the Disclosure Schedule, the Company shall have no outstanding Indebtedness except for any Indebtedness that is not material in amount and that is secured only by Permitted Encumbrances.

(c) No “Off-Balance Sheet” Arrangements.  Neither the Company nor any of its Subsidiaries has ever effected or otherwise been a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has ever guaranteed any debt or other obligation of any other Person.

(d) Inventory.  The inventory of the Company and its Subsidiaries is in all material respects fit for the purpose for which it was procured, less ordinary wear and tear and amounts reserved for inventory write-down set forth in the Unaudited Interim Balance Sheet, as adjusted for operations, time and transactions since the date thereof in accordance with the past custom and practice of the Company and its Subsidiaries.

2.6 Absence of Changes

Except as expressly contemplated by this Agreement or set forth in Part 2.6 of the Disclosure Schedule, since December 31, 2009:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s or any of its Subsidiaries’ material assets (whether or not covered by insurance); and

(c) neither the Company nor any of its Subsidiaries has taken any of the following actions:

(i) canceled any of its respective insurance policies identified in Part 2.17 of the Disclosure Schedule;

(ii) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, nor repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except pursuant to transactions effected in accordance with and pursuant to the Company Option Plan;

(iii) other than the Company Notes and associated Company Warrants, sold, issued or authorized the issuance of: (A) any capital stock or other security; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(iv) amended or waived any of its rights under, or permitted the acceleration of vesting under: (A) any provision of any Company Option Plan; (B) any provision of any agreement evidencing any outstanding Company Option; or (C) any provision of any restricted stock agreement;

(v) other than the Certificate Amendment, amended or permitted the adoption of any amendment to its Charter Documents, or effected or permitted the Company or any of its Subsidiaries to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) formed any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii) made any capital expenditure, except for such capital expenditures that, when added to all other capital expenditures made on behalf of the Company and its Subsidiaries, do not exceed $25,000;

(viii) (A) entered into, or permitted any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Company Material Contract; or (B) materially amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(ix) entered into any Contract: (A) with respect to manufacturing or warehousing services; (B) with respect to the sale, lease or delivery of equipment material to its business; (C) that obligates the Company or any of its Subsidiaries (or otherwise contemplates) the grant of a license in the future (whether based on the occurrence or non-occurrence of a particular event or otherwise); (D) with any Governmental Body or any university, college or other educational institution; and (E) pursuant to which any Person is granted access to any Company IP, in each case that are not terminable by the Company and its Subsidiaries (without penalty) on notice of less than 30 days;

(x) (A) acquired, leased or licensed any right or other asset from any other Person for an aggregate value in excess of $50,000; (B) sold, leased, licensed pledged, granted, encumbered (other than Permitted Encumbrances) or otherwise disposed of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business; or (C) waived or relinquish any material right, in each case except in the ordinary course of business consistent with past practices;

(xi) (A) loaned money to any Person (other than routine travel advances to current employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practices); or (B) incurred or guaranteed any Indebtedness (other than the Company Notes);

(xii) (A) materially increase or otherwise enhance benefits otherwise payable under any Company Employee Plan; (B) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions or bonuses paid in the ordinary course of business and consistent with past practices; (C) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees other than increases which the Company was obligated to make under existing agreements or with respect to employees other than directors or officers, that was in the ordinary course of business and consistent with past practices or (D) promoted any employee or hired any new employee;

(xiii) except as required by any applicable Legal Requirement, changed any of its methods of accounting or accounting practices in any material respect;

(xiv) made or changed any material Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xv) commenced or settled any Legal Proceeding for an amount in excess of $50,000 or that relates to any Company IP;

(xvi) applied for or accepted any Grant; or

(xvii) agreed or committed to take any of the actions described in clauses “(iii)” through “(xvi)” above.

2.7 Title to Assets

(a) Good Title.  The Company and each of its Subsidiaries owns, and has good and legal title to, all real property and personal property (other than Intellectual Property, which is covered by Section 2.10 hereof), reflected on the Unaudited Interim Balance Sheet (all such properties, assets and contract rights being the “Assets”).  All such Assets are owned by the Company and each of its Subsidiaries free and clear of any liens or other Encumbrances, except for Permitted Encumbrances.  Part 2.7(a) of the Disclosure Schedule identifies all Assets which value exceeds $50,000 owned by the Company or any of its Subsidiaries that are located at any facility operated by any manufacturer contracted by the Company or any of its Subsidiaries or any location other than the Company Leased Real Property.

(b) Leased Assets.  Part 2.7(b) of the Disclosure Schedule identifies all Assets that are material to the business of the Company and each of its Subsidiaries and that are being leased to the Company and each of its Subsidiaries for which the annual rental payment for each such Asset exceeds $50,000.

2.8 Bank Accounts

.  Part 2.8 of the Disclosure Schedule lists with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

2.9 Equipment; Real Property

(a) Equipment.  Part 2.9 of the Disclosure Schedule identifies as of the Unaudited Interim Balance Sheet Date each item of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible property owned or leased by the Company or any of its Subsidiaries which value exceeds $50,000 (“Tangible Property”).  Such Tangible Property is, taken as a whole, in reasonably adequate for the uses to which it is being put and is in good operating condition and repair (ordinary wear and tear excepted).

(b) Real Property.  Part 2.9(b) of the Disclosure Schedule sets forth a list of each lease pursuant to which the Company or any of its Subsidiaries leases real property from any other Person.  (All real property leased to the Company and its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company and its Subsidiaries, are referred to as the “Company Leased Real Property”).  To the Knowledge of the Company, the present use and operation of the Leased Real Property is authorized by, and is in compliance with, in all material respects, all applicable zoning, land use, building, fire, health, labor, safety and Environmental Laws and other Legal Requirements.  There is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Company Leased Real Property.  To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Leased Real Property. The Company is not a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Leased Real Property to any Person other than the Company and its Subsidiaries.  The Company and each of its Subsidiaries have complied in all material respects with the terms of all leases (to which they are parties) relating to the Company Leased Real Property, and to the Knowledge of the Company, all such leases are in full force and effect in all material respects.  The Company and its Subsidiaries do not currently own, nor has the Company or any of its Subsidiaries ever owned, any real property.

2.10 Intellectual Property

(a) Registered IP.  Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b) Inbound Licenses.  Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each written Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than: (A) agreements between the Company or any of its Subsidiaries and its employees, substantially in the Company’s standard form thereof; and (B) non-exclusive licenses to third-party software), whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive, whether the Company or any of its Subsidiaries has any royalty or other payment obligations under such Contract.

(c) Outbound Licenses.  Part 2.10(c) of the Disclosure Schedule accurately identifies each written Contract pursuant to which the Company has granted to any Person (or pursuant to which the Company may be obligated in the future to grant to any Person, whether due merely to the passage of time, or due to the occurrence of an event or otherwise) any license under, or pursuant to which any Person otherwise has received or acquired from the Company (or may in the future be entitled to receive or acquire from the Company) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP.  Except for the Contracts identified in Part 2.10(c) of the Disclosure Schedule, and except pursuant to any licensed agreement under which the Company is licensed to practice any Company IP, neither the Company nor any of its Subsidiaries is bound by, or subject to, any Contract, whether or not in writing, containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) Royalty Obligations.  Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Company or any of its Subsidiaries to any other Person pursuant to any Company IP Contract (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the use of any Company IP.

(e) Standard Form IP Agreements.  The Company has made available to Parent or its Representatives a complete and accurate copy of each standard form of Company IP Contract currently used by the Company or any of its Subsidiaries, including each standard form of: (i) terms and conditions of sale; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (v) confidentiality or nondisclosure agreement (collectively, the “Company IP Form Contracts”).  Part 2.10(e) of the Disclosure Schedule accurately identifies each Company IP Form Contract that deviates in any material adverse respect from the corresponding standard form agreement made available to Parent or its Representatives, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development and such Intellectual Property Rights were not licensed (or made available for licensing) to the Company or any of its Subsidiaries.

(f) Ownership Free and Clear.  The Company (or one of its Subsidiaries) exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company or any of its Subsidiaries) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.10(c) of the Disclosure Schedule and other than the Company Material Contracts described in Section 2.11(a) hereof).  Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company and its Subsidiaries in the Company IP that is owned by the Company or one of its Subsidiaries (collectively, “Company-Owned IP”) have been validly executed, delivered, filed, and recorded in a timely manner with the appropriate Governmental Body;

(ii) each Company Employee who is or was inventor, as determined in accordance with principles of United States patent law, of any invention, whether patentable or not, included in the Company-Owned IP has signed a written agreement containing an assignment of his or her Intellectual Property Rights pertaining to such invention to the Company and containing confidentiality provisions protecting the Company-Owned IP, and the Company has recorded each such assignment with the appropriate Governmental Body;

(iii) the Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company;

(iv) except as set forth in Part 2.10(f)(iv) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or university, college or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP and, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Company-Owned IP performed services for any Governmental Body, for a university, college or other educational institution or for a research center, at the same time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries;

(v) except as set forth in Part 2.10(c) or Part 2.10(f)(v) of the Disclosure Schedule, the Company and its Subsidiaries have neither assigned nor granted any license or other rights to the Company IP and is under no obligation to grant any such assignment, license or rights to any third party; and

(vi) the Company and its Subsidiaries own or otherwise have, and after the Closing the Surviving Corporation and its Subsidiaries will continue to own or otherwise have, all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as currently planned by the Company and its Subsidiaries to be conducted.

(g) Valid and Enforceable.  All Registered IP was validly issued under the laws of the country that issued it, and is subsisting and enforceable.  Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company: no trademark or trade name owned, used or applied for by the Company or any of its Subsidiaries infringes any trademark or trade name owned, used or applied for by any other Person, the Company and each of its Subsidiaries has taken reasonable steps to police the use of its trademarks;

(ii) to the Knowledge of the Company: Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 30 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect;

(iii) no interference, opposition, cancellation, reissue, reexamination or other challenge or Legal Proceeding is pending or threatened in writing, in which the scope, validity or enforceability of any Registered IP is being contested or challenged, it being clearly acknowledged that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution and issuance of any patent; and

(iv) the Company previously engaged patent counsel to investigate the Company's freedom to operate using the Registered IP in the United States, and a copy of the corresponding opinion has been made available to Parent or its Representatives, and to the Knowledge of the Company:  (A) no claim within the Registered IP is dominated by a claim of any patent or patent application of a third party in any country; and (B) the Company’s technology does not infringe any patent rights of any third party.

(h) No Third-Party Infringement of Company IP.  To the Knowledge of the Company, no Person is currently infringing or misappropriating any Company IP.  Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has made available to Parent or its Representatives a complete and accurate copy of) each letter or other written correspondence that has been sent by or to the Company or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and indicates the current status of the matter referred to in such letter or correspondence.

(i) Effects of This Transaction.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option pursuant to any Company IP Contract to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(j) No Infringement of Third-Party IP Rights.  The Company has not received any written notice from any third party asserting or alleging that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property Right of any other Person.  No product of the Company or any Subsidiary of the Company infringes any Intellectual Property Right (but excluding infringements related to any patent rights that have not been publicly disclosed as of the date of this Agreement) of, or contains any Intellectual Property misappropriated from, any other Person.  Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or threatened in writing, against the Company or any of its Subsidiaries or against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Legal Proceeding;

(ii) none of the Company or any of its Subsidiaries has received any written notice specifically alleging that the Company or any of its Subsidiaries, or any Company Employee or agents of the Company, have misappropriated or are infringing any Intellectual Property Rights of another Person; and

(iii) none of the Company or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts or in any other Contract disclosed in Part 2.10 of the Disclosure Schedule).

(k) Privacy Policies.  Part 2.10(k) of the Disclosure Schedule contains each Company Privacy Policy in effect at any website owned and currently operated by the Company.  To the Knowledge of the Company, the Company and each of its Subsidiaries has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data, including with respect to registration requirements.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s possession or use of the User Data or any data or information in the Company Databases in compliance with the Company Privacy Policies, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(l) Personal Data.  Part 2.10(l) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company or any of its Subsidiaries at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.  To the Knowledge of the Company:  (i) no breach or violation of any such security policy has occurred, and (ii) there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

2.11 Contracts

(a) Contracts.  Part 2.11(a) of the Disclosure Schedule accurately identifies each of the following contracts and agreements of the Company or any of its Subsidiaries as of the date hereof:

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee earning annual base compensation in excess of $75,000; (B) any Company Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any Company Employee or any Company Director;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company or any of its Subsidiaries;

(v) each Company Contract (other than (A) the Company’s standard Confidentiality and Assignment of Inventions Agreement, a form of which has been made available to Parent, and (B) non-exclusive licenses to third-party software) relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, collaboration agreement or similar agreement entered into by the Company or any of its Subsidiaries);

(vi) each Company Contract (other than (A) the Company’s standard Confidentiality and Assignment of Inventions Agreement, a form of which has been made available to Parent, and (B) non-exclusive licenses to third-party software) relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right: (x) to the Company or any of its Subsidiaries; or (y) from the Company or any of its Subsidiaries;

(vii) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company or any of its Subsidiaries;

(viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Company Contract imposing any restriction or requirement on the Company or any of its Subsidiaries: (A) to compete with any other Person in any geographic area or during any period of time; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any product technology;

(x) each Company Contract granting exclusive rights to license, market, sell or deliver any products or services of the Company or any of its Subsidiaries or otherwise contemplating an exclusive relationship between the Company and any other Person;

(xi) each Company Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;

(xii) each Company Contract regarding the acquisition, issuance or transfer of any securities of the Company or any of its Subsidiaries and each Company Contract affecting or dealing with any securities of the Company or any of its Subsidiaries, including any restricted share agreements or escrow agreements;

(xiii) each Company Contract relating to Indebtedness other than trade Indebtedness of the Company or any Subsidiary that is not material in amount;

(xiv) each Company Contract relating to the purchase or sale of any asset (other than the Company’s securities) by or to, or the performance of any services by or for, any Company Related Party;

(xv) any Company Contract pursuant to which the Company or any of its Subsidiaries made payments of cash or other consideration in excess of $50,000 during the twelve months ended December 31, 2009 or that involves or contemplates the payment or delivery of cash or other consideration by the Company or any of its Subsidiaries in an amount or having a value reasonably expected to be in excess of $50,000 in the aggregate during the twelve month period ending December 31, 2010;

(xvi) any Company Contract relating to a Grant; and

(xvii) any other Company Contract the absence of which would be reasonably expected to have a Company Material Adverse Effect.

(Contracts in the respective categories described in clauses “(i)” through “(xvii)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Company Material Contracts.”)

(b) Delivery and Status of Company Material Contracts.  The Company has made available to Parent or its Representatives accurate and complete copies of all written Company Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto.  Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Company Material Contract that is not in written form, if any.  Each Company Material Contract is in full force and effect in all material respects, and is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach.  Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has committed any material violation or breach, and neither the Company nor any of its Subsidiaries has committed any material default under, any Company Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has committed any material violation or breach, or committed any material default under, any Company Material Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify any Company Material Contract; (iii) neither the Company nor any of its Subsidiaries has received any written notice or to the Knowledge of the Company other communication regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract; and (iv) neither the Company nor any of its Subsidiaries has waived any of its respective material rights under any Company Material Contract.

2.12 Compliance with Legal Requirements; Regulatory Matters

(a) Compliance with Legal Requirements.  The Company and each of its Subsidiaries is, and, to the Knowledge of the Company has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (the “FD&C Act”).  Except as set forth in Part 2.12(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or to the Knowledge of the Company any other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) No Debarment.  None of the Company or any of its Subsidiaries or any of their respective directors, officers, consultants, employees or affiliates, or, to the Knowledge of the Company, suppliers, in each case to the extent any such party was responsible for the development or had responsibilities that involve the development of commercialization of any product or potential product under development or investigation by the Company or any of its Subsidiaries, (i) are debarred under Section 306(a) or 306(b) of the FD&C Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following:  (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Body); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or State health care programs or any health care programs administered by any other Governmental Body (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c) FDA Compliance. The Company and its Subsidiaries are in material compliance with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Governmental Bodies, with respect to the clinical testing, manufacture, labeling, storing, testing, or distribution of their compounds and products, including, to the extent applicable, current “Good Manufacturing Practice,” or cGMP regulations, “Good Clinical Practice” or GCP regulations to the extent the clinical data from any of their clinical studies is used to support regulatory approval of the Company’s products, “Good Laboratory Practice” (as such terms are defined in applicable Legal Requirements) or GLP regulations to the extent the non-clinical data from the Company’s or its Subsidiaries’ non-clinical studies is used to support regulatory approval of any products of the Company and its Subsidiaries, “Informed Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and all applicable Governmental Bodies.

(d) Reporting Requirements. The Company and its Subsidiaries are in compliance in all material respects with all applicable reporting requirements set forth in the FD&C Act.

(e) No Investigation.  None of the Company or its Subsidiaries, nor to the Company’s Knowledge any Person providing services to the Company or its Subsidiaries (including any Third Party Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of the Company’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Body.  There are no pending or, to the Knowledge of the Company, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Body against the Company or its Subsidiaries, or to the Company’s Knowledge any Person providing services to the Company or its Subsidiaries (including any Third Party Suppliers) relating to any of the Company’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of the Company’s business as currently conducted or contemplated to be conducted.  Without limiting the generality of the foregoing, Part 2.12(e) of the Disclosure Schedule sets forth each FDA Form 483 or similar inspection report and any warning letter or other similar notice that the Company or its Subsidiaries or to the Company’s Knowledge any Person providing services to the Company or its Subsidiaries (including any Third Party Suppliers) has received from the FDA or any other applicable Governmental Body relating to any of the Company’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled.  True, correct and complete copies of any item set forth in Part 2.12(e) of the Disclosure Schedule and all responses and other correspondence submitted by, or on behalf of, the Company or its Subsidiaries to or from the FDA or any applicable Governmental Body (and to the extent available to the Company any similar correspondence to or from any Person providing services to the Company or its Subsidiaries (including Third Party Suppliers)) with respect to such items have been made available to Parent.  Except as set forth in Part 2.12(e) of the Disclosure Schedule, the Company and its Subsidiaries have promptly responded to each of the items set forth in Part 2.12(e) of the Company Disclosure Schedule and have taken all steps required to remedy any deficiencies or deviations noted in any such items.

(f) Third Party Suppliers. Part 2.12(f) of the Disclosure Schedule sets forth all of the third party manufacturers and suppliers of materials, reagents, active pharmaceutical ingredients, compounds and products used by the Company or its Subsidiaries (each a “Third Party Supplier”).  Expect as set forth in Part 2.12(f) of the Disclosure Schedule, the  Company has inspected Third Party Suppliers and to the Company’s Knowledge, each such Third Party Supplier (i) has complied and is complying in all material respects with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Governmental Bodies, and (ii) has all material Governmental Authorizations necessary to conduct its business and perform its obligations as Third Party Supplier and all such Governmental Authorizations are in full force and effect.

(g) Good Manufacturing Practice. To the Knowledge of the Company, the inventory of the Company of key materials, reagents, active pharmaceutical ingredients, compounds and products, has been manufactured, handled, stored and distributed in accordance in all material respects with applicable Legal Requirements, including current “Good Manufacturing Practice,” or cGMP regulations.

(h) Adverse Experiences. The Company has made available to Parent information regarding all serious as well as non-serious adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to any products or compounds of the Company or its Subsidiaries.  There have been no reportable adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to the products or compounds of the Company or its Subsidiaries. There have been no product recalls conducted by or issued to the Company or its Subsidiaries and no requests from the FDA or any other applicable Governmental Bodies requesting the Company or its Subsidiaries to cease to investigate, test, manufacture or distribute any products, compounds or study drugs of the Company or its Subsidiaries.

(i) Studies and Trials.  All studies and trials conducted by or on behalf of the Company and its Subsidiaries on all products, compounds or study drugs of the Company or its Subsidiaries have been made available to Parent, and the Company has otherwise provided for review all material preclinical and clinical studies and trials regarding the efficacy and safety of all products, compounds or study drugs of the Company or its Subsidiaries.  The Company has heretofore made available to Parent all material written correspondence between the Company and its Subsidiaries with the FDA and any other applicable Governmental Body regarding any products, compounds or study drugs of the Company or its Subsidiaries.

(j) FDA Disclosure.  Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and no such investigation has been instituted or threatened by, (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. § 3729 et seq.) or (iii) any equivalent statute of any country in the European Union.

(k) No Suspension of Clinical Trials. No clinical trial of a product of the Company or its Subsidiaries has been suspended, put on hold or terminated prior to completion by any Governmental Body.

(l) Human Derived Materials. The Company and its Subsidiaries have complied in all material respects with all applicable laws, guidelines and regulations relating to the collection and/or use of the human cell lines, tissue, human clinical isolates or similar human-derived materials and the Company or its Subsidiaries have obtained any material approvals, consents, and/or authorization required by law (including the Health Insurance Portability and Accountability Act and regulations promulgated thereunder) for the collection, use, and/or transfer of such human cell lines, tissue, human clinical isolates or similar human-derived materials.  Such human cell lines, tissue, human clinical isolates or similar human-derived materials may be used without any obligations to the individuals or entities who contributed the materials, including any obligations of compensation to such individuals or entities who contributed the materials for any purposes, including any obligations of compensation to such individuals or entities who contributed the materials or any other third party for the intellectual property associated with, or commercial use of, such materials for any purposes.

2.13 Governmental Authorizations; No Subsidies

(a) Governmental Authorizations.  Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company and each of its Subsidiaries that is material to the operation of its business, and the Company has made available to Parent or its Representatives accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and each of its Subsidiaries to conduct its business in the manner in which its business is currently being conducted in all material respects.  The Company and each of its Subsidiaries is in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule.  Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 2.13(a) of the Disclosure Schedule; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization listed or required to be listed in Part 2.13(a) of the Disclosure Schedule.

(b) No Subsidies.  Part 2.13(b) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, Cooperative Research and Development Agreements (CRADAs), incentives, qualifications and subsidies (collectively, “Grants”) from any Governmental Body or other Person, granted to the Company or any of its Subsidiaries.  The Company has made available to Parent or its Representatives accurate and complete copies of all material documents requesting Grants or amendments thereto submitted by the Company or any of its Subsidiaries and of all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries, as well as all correspondence or written summaries pertaining thereto.  The Company and each of its Subsidiaries are in material compliance with all of the material terms, conditions and requirements of their respective Grants and have, as and when required by the Grants, duly fulfilled all the material undertakings relating thereto.  Except as set forth on Part 2.13(b) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, does, will or would reasonably be expected to (with or without notice or lapse of time or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 2.13(b) of the Disclosure Schedule.  Except as set forth in Part 2.13(b) of the Disclosure Schedule, none of Company or any of its Subsidiaries has developed any Intellectual Property through the application of any financing made available by any of the Grants.

(c) Export Compliance.  The Company and its Subsidiaries have obtained all approvals necessary for: (i) exporting all products of the Company and its Subsidiaries that are exported by the Company or its Subsidiaries in the current operation of its business, whether for sale or for use in research and development, in accordance with all material Legal Requirements related to export control; and (ii) importing all products of the Company and its Subsidiaries into any country in which any such products are now sold, used or licensed for use.  To the Company’s Knowledge, all such export and import licenses and approvals throughout the world are current, outstanding and in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of all such export and import licenses or approvals.  There are no pending Legal Proceedings and to the Knowledge of the Company, threatened Legal Proceedings, against the Company or any of its Subsidiaries with respect to such export and import licenses and approvals.  To the Knowledge of the Company, there are no facts or circumstances which are reasonably expected to result in a Legal Proceeding against the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or officers of the Company or any of its Subsidiaries, pertaining to export or import transactions.

(d) Foreign Corrupt Practices Act.  The Company and each Subsidiary and, to the Company’s Knowledge, each employee, officer, director and agent thereof, have complied with and are in compliance in all material respects and none of them has taken any action that has materially violated or would reasonably be expected to result in a failure to comply in all material respects with or a material violation of the Foreign Corrupt Practices Act of 1977, as amended.

2.14 Tax Matters

(a) Tax Returns and Payments.  All material Tax Returns required to be filed by or on behalf of the Company and any of its Subsidiaries for taxable periods ending on or before the Closing Date have been timely and properly filed and are true, accurate and complete in all material respect.  All material Taxes (whether or not shown on any Tax Return) of the Company and each of its Subsidiaries that are due and payable have been timely and properly paid.  All Taxes required to be collected or withheld (including with respect to any employee, creditor, independent creditor, shareholder or other third party) by the Company or any of its Subsidiaries have been properly and timely collected or withheld and remitted to the proper Tax authority.  The Company has made available to Parent or its Representatives accurate and complete copies of all Tax Returns filed by the Company and each of its Subsidiaries and related examination reports and statements of deficiencies assessed against or agreed to by the Company.  Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company and each of its Subsidiaries is required to file a Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b) Audits; Claims.  Except as set forth in Part 2.14(b) of the Disclosure Schedule, no Tax Return of the Company or any of its Subsidiaries has ever been examined or audited by any Governmental Body and there are no pending audits or examinations relating to Taxes or any Tax Returns of either the Company or any of its Subsidiaries of which the Company or a Subsidiary thereof has received notice or has Knowledge.  Neither the Company nor any of its Subsidiaries has received from any Governmental Body any notice or otherwise has Knowledge of any: (i) intent to open an audit or other review relating to any Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) request for information related to Tax matters; (iii) notice of deficiency or proposed Tax adjustment that has not been resolved and paid in full; or (iv) threatened or proposed audit or examinations relating to Taxes or any Tax Returns of either the Company or any of its Subsidiaries.  No extension or waiver of the limitation period applicable to any Tax or Tax Returns has been granted by or requested from the Company or any of its Subsidiaries.  No claim or Legal Proceeding is pending or threatened against the Company or any of its Subsidiaries in respect of any Tax.  There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments.  Except as set forth in Part 2.14(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).  The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company and/or any of its Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

(d) Closing Agreements; Etc.  Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or sharing agreement, tax indemnity or similar agreement.  Neither the Company nor any of its Subsidiaries has: (i) ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code); or (ii) any Liability for the Taxes of any Person (other than the Company or such Subsidiary, as applicable).

(e) Distributed Stock.  Neither the Company nor any of its Subsidiaries has distributed stock of another Person, and neither the Company nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Tax Holidays.  There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company or any of its Subsidiaries.

(g) Net Operating Losses.  The Company has made available to Parent all information reasonably available to the Company that is reasonably necessary for Parent to determine whether there has been any change in ownership of the Company within the meaning of Section 382(g) of the Code since the earliest date of incorporation of the Company or any of its predecessors.

(h) Adjustment in Taxable Income.  Neither the Company nor any of its Subsidiaries is currently, and neither the Company nor any of its Subsidiaries will for any period for which a Tax Return has not been filed be, required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) or for any other reason.

(i) Penalties.  Neither the Company nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which would result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j) Tax Shelter and Listed Transactions.  Neither the Company nor any of its Subsidiaries has consummated or participated in, and neither the Company nor any of its Subsidiaries is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither the Company nor any of its Subsidiaries has participated in, and neither the Company nor any of its Subsidiaries is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(k) Transferee or Successor Tax Liability.  Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) Dual Consolidated Loss.  Neither the Company nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) Foreign Tax.  The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(n) FIRPTA.  Neither the Company nor any of its Subsidiaries has (and neither the Company nor any of its Subsidiaries has ever been) a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and the Company and each of its Subsidiaries has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(o) Withholdings.  The Company and each of its Subsidiaries has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

2.15 Employee and Labor Matters; Benefit Plans

(a) Employee List.  Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) each Company Employee Plan in which they participate or are eligible to participate.  Neither the Company nor any of its Subsidiaries is, and neither the Company nor any of its Subsidiaries has ever been, bound by or a party to, and neither the Company nor any of its Subsidiaries has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, or, to the Knowledge of the Company, purporting to represent or seeking to represent any current Company Employees.  Neither the Company nor any of its Subsidiaries is engaged, and neither the Company nor any of its Subsidiaries has ever been engaged, in any unfair labor practice of any nature which would be reasonably likely to result in a material Liability to the Company.  Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees.  No event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence.  Except as set forth in Part 2.15(b) of the Disclosure Schedule, there is no current Company Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment.  Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company or its Subsidiaries, as applicable, at will.  The Company has made available to Parent or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(d) Employee Departures/Restrictions.  To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries at the level of senior manager or above: (i) intends to terminate his employment with the Company or any of its Subsidiaries, as applicable; (ii) has received an offer to join a business that may be competitive with the Company’s or any of its Subsidiaries’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries; or (B) the Company’s or any of its Subsidiaries’ businesses or operations

(e) Employee Plans and Agreements.  Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement.  Neither the Company nor any of its Subsidiaries intends (and the neither the Company nor any of its Subsidiaries has committed) to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as set forth in Part 2.15(e) of the Disclosure Schedule or as required by this Agreement).

(f) Delivery of Documents.  As applicable with respect to each Company Employee Plan, the Company has made available to Parent or its Representatives: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Company Employee Plan, if applicable; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to the Company or any of its Subsidiaries; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company and each of its Subsidiaries pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(g) No Foreign Plans.  Except as set forth on Part 2.15(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities.  No Company Employee Plan provides or reflects or represents any Liability of the Company or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason.  Neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults.  The Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan.  Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code and ERISA.  No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.  Each Company Employee Agreement that is subject to Code Section 409A(a) has been drafted and administered in good faith compliance with, or has been corrected in good faith reliance upon guidance promulgated under, Section 409A of the Code and the regulations promulgated thereunder.  All premiums and/or contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued Liability on the Unaudited Interim Balance Sheet.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without Liability to the Company, any of its Subsidiaries, the Surviving Corporation or to Parent (other than ordinary administration expenses).  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Employee Plan.  All material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any plan participant have been duly and timely filed or distributed.  With respect to any Company Employee Plan, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.  With respect to each Company Employee Plan that is a group health plan, the Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j) Qualified Plans.  Except as set forth in Part 2.15(j) of the Disclosure Schedule, with respect to each Company Employee Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under Internal Revenue Service pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would adversely affect its qualification, or materially increase its cost; and (iii) no Company Employee Plan is or has ever been a defined benefit plan subject to Section 412 of the Code and Section 302 of ERISA, a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and/or a multiple employer plan subject to Section 413(c) of the Code.

(k) No Conflict.  Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, except as otherwise set forth on Part 2.3(b) of the Disclosure Schedule; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.

(l) Compliance.  The Company and each of its Subsidiaries (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(m) Labor Relations.  The Company and each of its Subsidiaries has good labor relations, and, except as set forth in Part 2.15(m) of the Disclosure Schedule, the Company has no Knowledge of any facts indicating that the consummation of the Mergers or any of the other transactions contemplated by this Agreement will or would reasonably be expected to have or result in a Company Material Adverse Effect on the labor relations of the Company or any of its Subsidiaries.  Except as set forth in Part 2.15(m) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(n) Claims Against Plans.  There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, its Subsidiaries or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan, and there are no facts or circumstances which would form the basis for any such claims or Legal Proceedings.

(o) Independent Contractors.  Part 2.15(o) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was: (x) at any time, an independent contractor of the Company or any of its Subsidiaries who contributed to the development of any Company IP; and (y) at any time since January 1, 2007, an independent contractor of the Company or any of its Subsidiaries and who has received or may be entitled to receive in excess of $50,000 from the Company or any of its Subsidiaries:

(i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by the Company or any of its Subsidiaries;

(ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company or any of its Subsidiaries with respect to services performed in the fiscal year ended December 31, 2009;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to the business of the Company.

(p) No Misclassified Employees.  No current or former independent contractor of the Company or any of its Subsidiaries could be deemed to be an employee.  No independent contractor is eligible to participate in any Company Employee Plan other than the Company Option Plan.  Neither Company nor any of its Subsidiaries has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company or any of its Subsidiaries.

(q) Labor-Related Claims.  Except as set forth in Part 2.15(q) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

2.16 Environmental Matters

The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by the Company and each of its Subsidiaries of all material Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of its business and use of the Company Leased Real Property, and compliance with the terms and conditions thereof in all material respects.  Neither the Company nor any of its Subsidiaries has received any written notice or the Knowledge of the Company any other communication from a Governmental Body that alleges that the Company or any of its Subsidiaries is not in material compliance with any Environmental Law.  Except in compliance with all applicable Environmental Laws, including any applicable Environmental Licenses, neither the Company nor any of its Subsidiaries has caused or contributed to any Environmental Release and, to the Company’s Knowledge, there are no circumstances which would reasonably be expected to give rise to any Environmental Release by the Company or any of its Subsidiaries.   To the Knowledge of the Company, no other Person has caused any Environmental Release on, at, to, from or underneath the Company Leased Real Property or any other real property or facility that is, or was formerly, used, leased or operated by the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Leased Real Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.  All Governmental Authorizations currently held by the Company or any of its Subsidiaries pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule and the Company has made available to Parent copies of all written environmental investigation, study, audit, test, review or other analysis conducted in the possession or control of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries, the Company Leased Real Property or any property or facility now or previously used, leased or operated by the Company or any of its Subsidiaries.

2.17 Insurance

Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years.  The Company has made available to Parent or its Representatives accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule.  All premiums due on such policies have been paid, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies.  Since December 31, 2007, neither the Company nor any of its Subsidiaries has received any notice or to the Knowledge of the Company any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions

(a) Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Company Related Party, and to the Knowledge of the Company, no immediate family member of a Company Related Party, has and no Company Related Party and, to the Knowledge of the Company no immediate family member of a Company Related Party, has had, any direct interest or, to the Knowledge of the Company any indirect interest, in any material asset used in the business of the Company or any of its Subsidiaries except for any interest resulting from the ownership of shares of the Company Capital Stock; (b) no Company Related Party and no immediate family member of a Company Related Party is, or has been, indebted to the Company or any of its Subsidiaries (other than for ordinary travel advances); (c) no Company Related Party and no immediate family member of a Company Related Party has entered into, or, to the Knowledge of the Company, has had any financial interest in, any material Contract or transaction involving the Company or any of its Subsidiaries (other than transactions involving the Company’s securities); and (d) to the Knowledge of the Company, no Company Related Party and no immediate family member of a Company Related Party has any claim or right against the Company or any of its Subsidiaries (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or any of its Subsidiaries or as a consultant to the Company pursuant to a written consulting agreement or other rights arising in the ordinary course of employment or pursuant to a written consulting agreement).

(b) To the Company’s Knowledge, except as set forth in Part 2.18 of the Disclosure Schedule, no Company Related Party has any direct or indirect financial interest in any competitor, supplier, manufacturer, distributor or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity.

2.19 Legal Proceedings; Orders

(a) Legal Proceedings.  There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, any of its Subsidiaries or any of the assets owned or used by the Company, any of its Subsidiaries or any Person whose Liability the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company or any of its Subsidiaries, or any option or other right to the capital stock of the Company or any of its Subsidiaries, or right to receive consideration as a result of this Agreement.  Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding involving claims in excess of $50,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has ever been pending against, the Company or any of its Subsidiaries.

(b) Orders.  There is no order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject.  To the Knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s or any of its Subsidiaries’ businesses.

2.20 Authority; Binding Nature of Agreement

(a) Authority; Binding Nature.  The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and consummate the Mergers and other transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the First Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, its Subsidiaries and their respective board of directors, and no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as set forth in Sections 2.21(b) and 2.22.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval.  The Company Board has (i) unanimously determined that the First Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the First Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Mergers or any of the other transactions contemplated by this Agreement.

2.21 Non-Contravention; Consents

(a) Except as set forth in Part 2.21 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the First Merger and other transactions contemplated hereby will not:

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Charter Documents;

(ii) assuming that all consents, approvals and authorizations and other actions described in Section 2.21(b) have been obtained and all filings and obligations described in Section 2.21(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to the Company or any order, writ, injunction, judgment or decree to which the Company, any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries and that is material to the operation of the Company’s business;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Company Material Contract; (B) accelerate the maturity or performance of any such Company Material Contract; or (C) cancel, terminate or modify any such Company Material Contract;

(v) result in the imposition or creation of any lien or other Encumbrance (other than Permitted Encumbrances) upon or with respect to any material asset owned by the Company or any of its Subsidiaries; or

(vi) except as set forth in paragraph (b) below, require the Consent of any Person.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.22 Vote Required

The affirmative vote of (a) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted basis); and (b) the holders of sixty-two and one half percent (62.5%) of the shares of Company Preferred Stock (voting as a separate class on an as converted basis), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”); provided, however, that the consent of (x) the holders of at least sixty-two and one half percent (62.5%) in interest of the then outstanding principal amount of Company 2009 Notes is required to convert the principal and unpaid accrued interest of the Company 2009 Notes into shares of Company Capital Stock immediately prior to the First Merger and (y) the holders of at least sixty-two and one half percent (62.5%) in interest of the then outstanding principal amount of Company 2010 Notes is required to convert the principal and unpaid accrued interest of the Company 2010 Notes into shares of Company Capital Stock immediately prior to the First Merger.

2.23 Voting Agreement

Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach, violation or default under the Voting Agreement.  No event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by the Company or, to the Knowledge of the Company, the other parties thereto.

2.24 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, except as set forth in Part 2.24 of the Disclosure Schedule.  Except as set forth in Part 2.24 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company or any of its Subsidiaries for professional services performed or to be performed in connection with the Mergers or any of the other transactions contemplated by this Agreement.

2.25 Full Disclosure

This Agreement (including the Disclosure Schedule) does not, and the Merger Consideration Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

2.26 Disclaimer of Other Representations and Warranties; Knowledge

(a) NEITHER THE COMPANY, ITS SUBSIDIARIES, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVE, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2.

(b) Without limiting the generality of the foregoing, neither the Company, its Subsidiaries, nor any Representative has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or its Subsidiaries made available to Parent, Merger Sub and LLC Sub (or their respective Representatives), including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.

3.	Representations and Warranties of Parent, Merger Sub and LLC Sub

Except as set forth in the Parent SEC Documents or as specified the disclosure schedules delivered by Parent concurrently with the execution of this Agreement to the Company (the “Parent Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), Parent, Merger Sub and LLC Sub jointly and severally represent and warrant to the Company as follows:

3.1 Due Organization

(a) Parent.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Parent Material Contracts.  Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Parent Material Adverse Effect.

(b) Merger Sub.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to the Company or its Representatives, are accurate and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

(c) LLC Sub.  LLC Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The LLC Sub Certificate and LLC Sub Operating Agreement, copies of which have previously been made available to the Company or its Representatives, are accurate and complete copies of such documents as currently in effect and LLC Sub is not in violation of any provision thereof

(d) Parent Subsidiaries.  Each of Parent’s Subsidiaries is a corporation or legal Entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization. Each of Parent’s Subsidiaries has the requisite corporate power or other power and authority to own and use its assets and to conduct its business as it is now being conducted.

3.2 Non-Contravention; Consents

(a) Non-Contravention.  Except as set forth in Part 3.2 of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, Merger Sub and LLC Sub do not, and the performance by Parent, Merger Sub and LLC Sub of their obligations hereunder and the consummation by Parent, Merger Sub and LLC Sub of the Mergers and other transactions contemplated hereby will not:

(i) contravene, conflict with or result in a violation of any of the provisions of Parent’s articles of incorporation or bylaws;

(ii) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Merger Sub or the LLC Sub Certificate or LLC Sub Operating Agreement;

(iii) assuming that all consents, approvals and authorizations and other actions described in Section 3.2(b) have been obtained and all filings and obligations described in Section 3.2(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to Parent, Merger Sub or LLC Sub or any order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries, is subject;

(iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries that is material to the operation of Parent’s business;

(v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract that is or would constitute a Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any such Parent Material Contract; (B) accelerate the maturity or performance of any such Parent Material Contract; or (C) cancel, terminate or modify any such Parent Material Contract; or

(vi) result in the imposition or creation of any lien or other Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned by Parent or any of its Subsidiaries,

except, in the case of clauses (iii)-(vi) above, for any such conflicts, violations, defaults or occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of the parties hereto to consummate the Mergers or other transactions contemplated hereby.

(b) Consents.  The execution and delivery of this Agreement by Parent, Merger Sub and LLC Sub do not, and the performance of this Agreement by Parent, Merger Sub and LLC Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.3 Authority; Binding Nature of Agreement

Parent, Merger Sub and LLC Sub each have the requisite corporate power and authority to enter into and perform their obligations under this Agreement and consummate the Mergers and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and LLC Sub and the performance by Parent, Merger Sub and LLC Sub of their respective obligations hereunder and the consummation of the Mergers and other transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Merger Sub and LLC Sub and their respective boards of directors or members, as the case may be, except as set forth in Sections 3.2(b) and 3.11.  This Agreement has been duly executed and delivered by Parent, Merger Sub and LLC Sub and constitutes a valid and binding obligation of Parent, Merger Sub and LLC Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Legal Proceedings

There is no pending Legal Proceeding and, to the Knowledge of Parent, Merger Sub and LLC Sub, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any of its Subsidiaries or any of the assets owned or used by Parent, any of its Subsidiaries or any Person whose Liability Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of Parent or any of its Subsidiaries, or any option or other right to the capital stock of Parent or any of its Subsidiaries, or right to receive consideration as a result of this Agreement.  There is no order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject.  To the Knowledge of Parent, no officer or other employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Parent’s or any of its Subsidiaries’ businesses.

3.5 SEC Filings; Financial Statements

(a) Parent SEC Documents.  Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2007 (the forms, reports and documents filed since January 1, 2007 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Parent SEC Documents”).  Each of the Parent SEC Documents at the time of its filing complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Parent SEC Documents or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents.  The Parent SEC Documents did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and any Parent SEC Documents filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) SEC Comment Letters.  As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company or its Representatives true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2007 and will, reasonably promptly following the receipt thereof, make available to the Company and its Representatives any such correspondence sent or received after the date hereof. Except as set forth in Part 3.5(b) of the Parent Disclosure Schedule, to the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c) NASDAQ Matters.  As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ except as set forth in Part 3.5(c) of the Parent Disclosure Schedule.

(d) Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, or, in the case of the Parent SEC Documents filed after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent) (the “Parent Financial Statements”).  Neither Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, or internal or external auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  Part 3.5(d) of the Parent Disclosure Schedule sets forth a true and accurate calculation of Parent Net Cash as of the date hereof.

(e) SOX Compliance.  Except as set forth in Part 3.5(e) of the Parent Disclosure Schedule, each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a−14 or 15d−14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act.

3.6 Capitalization of Parent

As of the date hereof, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock, and (ii) 200,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”).  As of the date of this Agreement, 130,345,819 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable.  Parent has reserved 9,250,000 shares of Parent Common Stock for issuance under the stock option plans of Parent (the “Parent Stock Option Plans”), of which options to purchase 2,142,750 shares of Parent Common Stock are currently outstanding and 2,104,835 shares of Parent Common Stock are available for issuance under the Parent Stock Option Plans and 252,704 shares of restricted Parent Common Stock that are subject to vesting requirements as of the date of this Agreement have been awarded under the Parent Stock Option Plan as of the date of this Agreement.  Parent has reserved 1,575,537 shares of Parent Common Stock for issuance under warrants to purchase Parent Common Stock outstanding as of the date hereof (the “Parent Warrants”).  As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding.  Except as set forth in this Section 3.6 and except for stock options granted pursuant to the Parent Stock Option Plans, rights to purchase Series A Junior Participating Preferred Stock of Parent pursuant to the Rights Agreement, dated as of May 16, 2001, between Parent and First Union National Bank, as Rights Agent (the “Parent Rights Agreement”), and the Parent Warrants set forth in Part 3.6 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.  The Parent Common Stock Consideration equals 19.9% of the shares of Parent Common Stock outstanding immediately prior to the Closing.  The sum of the number of shares in the Parent Common Stock Consideration and the number of shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock Consideration (assuming the conversion was approved by Parent’s stockholders) shall equal 47.0% of the shares of Parent Common Stock outstanding immediately following the Closing (assuming conversion of the Parent Preferred Stock Consideration into Parent Common Stock and the exercise of all outstanding Parent Warrants and options to purchase Parent Common Stock).

3.7 Capitalization of Merger Sub

As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”).  As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding.  All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto.

3.8 Capitalization of LLC Sub

As of the date of this Agreement, all of the outstanding membership interests of LLC Sub have been duly authorized and validly issued, and are fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto other than the LLC Sub Operating Agreement.

3.9 Valid Issuance

The Parent Common Stock and Parent Series B Preferred Stock to be issued in the Mergers have been duly and validly reserved for issuance, and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.  The shares of the Parent Common Stock issuable upon conversion of the shares of Parent Series B Preferred Stock to be issued under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Amendment, will be duly and validly issued.

3.10 Absence of Certain Changes or Events

Since September 30, 2010, except as expressly contemplated by this Agreement, or specifically disclosed in any Parent SEC Document filed since September 30, 2010 and prior to the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Parent’s or any of its Subsidiaries’ material assets (whether or not covered by insurance); and

(c) neither the Parent nor any of its Subsidiaries has taken any of the following actions:

(i) sold, issued or authorized the issuance of: (A) any capital stock or other security; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(ii) amended or waived any of its rights under, or permitted the acceleration of vesting under: (A) any provision of any of the Parent Stock Option Plans; (B) any provision of any agreement evidencing any outstanding Parent Option; or (C) any provision of any restricted stock agreement;

(iii) neither Parent nor any of its Subsidiaries have amended or permitted the adoption of any amendment to its articles of incorporation and bylaws or similar organizational documents, including all amendments thereto, of Parent and each of its Subsidiaries (the “Parent Charter Documents”), or effected or permitted Parent or any of its Subsidiaries to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(v) made any capital expenditure outside the ordinary course of business, except for such capital expenditures that, when added to all other capital expenditures made on behalf of Parent and its Subsidiaries, do not exceed $75,000;

(vi) (A) entered into, or permitted any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Parent Material Contract; or (B) materially amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(vii) sold, leased, licensed, pledged, granted, encumbered (other than Permitted Encumbrances) or otherwise disposed of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business;

(viii) (A) loaned money to any Person (except for routine travel advances to current employees of Parent or its Subsidiaries in the ordinary course of business consistent with past practices); or (B) guaranteed any Indebtedness;

(ix) (A) established, adopted, materially amended or terminated any Parent Employee Plan; (B) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions or bonuses paid in the ordinary course of business and consistent with past practices; or (C) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors or officers;

(x) except as required by any applicable Legal Requirement, changed any of its methods of accounting or accounting practices in any material respect;

(xi) made or changed any material Tax election, adopted or changed a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xii) commenced or settled any Legal Proceeding for an amount in excess of $75,000; or

(xiii) agreed or committed to take any of the actions described in clauses “(iii)” through “(xii)” above.

3.11 Operations of Merger Sub

Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.12 Operations of LLC Sub

LLC Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, LLC Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.13 Vote Required

The only vote of the holders of any class or series of capital stock of Parent necessary in connection with the transactions contemplated by this Agreement is the affirmative vote of a majority of the votes cast with respect to the Stockholder Proposal at the Parent Stockholders’ Meeting in favor of the approval thereof.

3.14 Liabilities

Neither Parent nor any of its Subsidiaries has accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) those Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent as of December 31, 2009 contained in the Annual Report on Form 10-K of Parent for the period ended December 31, 2009, as amended through the date hereof, filed with the SEC (the “Parent Balance Sheet”); (ii) accounts payable or accrued salaries that have been incurred by Parent and each of its Subsidiaries since December 31, 2009 in the ordinary course of business and materially consistent with Parent’s and each of its Subsidiaries’ past practices; (iii) Liabilities identified in Part 3.14 of the Parent Disclosure Schedule; (iv) Liabilities under Parent Material Contracts that are expressly set forth in and identified by reference to the text of such Parent Material Contract; and (v) Liabilities that individually or in the aggregate would not be material to Parent and its Subsidiaries taken as a whole.  Except as set forth in Part 3.14 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any continuing obligation as of the date hereof, contractual or otherwise, to provide any product, product candidate, drug, compound, preparation to any Governmental Body, patient, doctor, hospital or any other third party that is not cancelable with thirty (30) days prior notice without any payment or penalty.

3.15 Broker’s Fees

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except as set forth in Part 3.15 of the Parent Disclosure Schedule.

3.16 Tax Matters

(a) Tax Returns and Payments.  All material Tax Returns required to be filed by or on behalf of Parent and any of its Subsidiaries for taxable periods ending on or before the Closing Date have been timely and properly filed and are true, accurate and complete in all material respect.  All material Taxes (whether or not shown on any Tax Return) of Parent and each of its Subsidiaries that are due and payable have been timely and properly paid.  All Taxes required to be collected or withheld (including with respect to any employee, creditor, independent creditor, shareholder or other third party) by Parent or any of its Subsidiaries have been properly and timely collected or withheld and remitted to the proper Tax authority.  Parent has made available to the Company or its Representatives accurate and complete copies of all Tax Returns filed by Parent and each of its Subsidiaries and related examination reports and statements of deficiencies assessed against or agreed to by Parent.  Part 3.16(a) of the Parent Disclosure Schedule lists each jurisdiction in which Parent and each of its Subsidiaries is required to file a Tax Return.  No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Parent Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b) Audits; Claims.  Except as set forth in Part 3.16(b) of the Parent Disclosure Schedule, no Tax Return of Parent or any of its Subsidiaries has ever been examined or audited by any Governmental Body and there are no pending audits or examinations relating to Taxes or any Tax Returns of either Parent or any of its Subsidiaries of which Parent or a Subsidiary thereof has received notice or has Knowledge.  Neither Parent nor any of its Subsidiaries has received from any Governmental Body any notice or otherwise has Knowledge of any: (i) intent to open an audit or other review relating to any Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) request for information related to Tax matters; (iii) notice of deficiency or proposed Tax adjustment that has not been resolved and paid in full; or (iv) threatened or proposed audit or examinations relating to Taxes or any Tax Returns of either Parent or any of its Subsidiaries.  No extension or waiver of the limitation period applicable to any Tax or Tax Returns has been granted by or requested from Parent or any of its Subsidiaries.  No claim or Legal Proceeding is pending or threatened against Parent or any of its Subsidiaries in respect of any Tax.  There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments.  Except as set forth in Part 3.16(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).  The transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by Parent and/or any of its Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

(d) Closing Agreements; Etc.  Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or sharing agreement, tax indemnity or similar agreement.  Neither Parent nor any of its Subsidiaries has: (i) ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code); or (ii) any Liability for the Taxes of any Person (other than Parent or such Subsidiary, as applicable).

(e) Distributed Stock.  Neither Parent nor any of its Subsidiaries has distributed stock of another Person, and neither Parent nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Tax Holidays.  There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to Parent or any of its Subsidiaries.

(g) Net Operating Losses.  Parent has made available to the Company all information reasonably available to Parent that is reasonably necessary for the Company to determine whether there has been any change in ownership of Parent within the meaning of Section 382(g) of the Code since the earliest date of incorporation of Parent or any of its predecessors.

(h) Adjustment in Taxable Income.  Neither Parent nor any of its Subsidiaries is currently, and neither Parent nor any of its Subsidiaries will for any period for which a Tax Return has not been filed be, required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) or for any other reason.

(i) Penalties.  Neither Parent nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which would result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(j) Tax Shelter and Listed Transactions.  Neither Parent nor any of its Subsidiaries has consummated or participated in, and neither Parent nor any of its Subsidiaries is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither Parent nor any of its Subsidiaries has participated in, and neither Parent nor any of its Subsidiaries is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(k) Transferee or Successor Tax Liability.  Neither Parent nor any of its Subsidiaries has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(l) Dual Consolidated Loss.  Neither Parent nor any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) Foreign Tax.  Parent and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(n) FIRPTA.  Neither Parent nor any of its Subsidiaries has (and neither Parent nor any of its Subsidiaries has ever been) a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent and each of its Subsidiaries has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(o) Withholdings.  Parent and each of its Subsidiaries has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

3.17 Employee and Labor Matters; Benefit Plans

(a) Employee List.  Part 3.17(a) of the Parent Disclosure Schedule contains a list of all current Parent Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; (iv) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) each Parent Employee Plan in which they participate or are eligible to participate.  Neither Parent nor any of its Subsidiaries is, and neither Parent nor any of its Subsidiaries has ever been, bound by or a party to, and neither Parent nor any of its Subsidiaries has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Parent Employees and there are no labor organizations representing, or, to the Knowledge of Parent, purporting to represent or seeking to represent any current Parent Employees.  Neither Parent nor any of its Subsidiaries is engaged, and neither Parent nor any of its Subsidiaries has ever been engaged, in any unfair labor practice of any nature which would be reasonably likely to result in a material Liability to Parent.  Neither Parent nor any of its Subsidiaries has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of Parent Employees.  No event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence.  Except as set forth in Part 3.17(b) of the Parent Disclosure Schedule, there is no current Parent Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment.  Except as set forth in Part 3.17(c) of the Parent Disclosure Schedule, the employment of each of the current Parent Employees is terminable by Parent or its Subsidiaries, as applicable, at will.  Parent has made available to the Company or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Parent Employees.

(d) Employee Departures/Restrictions.  To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries at the level of senior manager or above: (i) intends to terminate his employment with Parent or any of its Subsidiaries, as applicable; (ii) has received an offer to join a business that may be competitive with Parent’s or any of its Subsidiaries’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Parent or any of its Subsidiaries; or (B) Parent’s or any of its Subsidiaries’ businesses or operations

(e) Employee Plans and Agreements.  Part 3.17(e) of the Parent Disclosure Schedule contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement.  Neither Parent nor any of its Subsidiaries intends (and the neither Parent nor any of its Subsidiaries has committed) to establish or enter into any new Parent Employee Plan or Parent Employee Agreement, or to modify any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements, in each case as set forth in Part 3.17(e) of the Parent Disclosure Schedule or as required by this Agreement).

(f) Delivery of Documents.  As applicable with respect to each Parent Employee Plan, Parent has made available to the Company or its Representatives: (i) correct and complete copies of all documents setting forth the terms of each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Parent Employee Plan; (iii) all material written Contracts relating to each Parent Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of Parent Employee Plan, if applicable; (vi) all written materials provided to any Parent Employee relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material Liability to Parent or any of its Subsidiaries; (vii) all correspondence to or from any Governmental Body relating to any Parent Employee Plan; and (viii) all insurance policies in the possession of Parent and each of its Subsidiaries pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan.

(g) No Foreign Plans.  Except as set forth on Part 3.17(g) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Parent Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Parent Employee Plan that covers or has covered Parent Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities.  No Parent Employee Plan provides or reflects or represents any Liability of Parent or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason.  Neither Parent nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other Person that such Parent Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults.  Parent and each of its Subsidiaries has performed all obligations required to be performed by it under each Parent Employee Plan and is not in default or violation of, and Parent has no Knowledge of any default or violation by any other party to, the terms of any Parent Employee Plan.  Each of Parent Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code and ERISA.  No Parent Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.  Each Parent Employee Agreement that is subject to Code Section 409A(a) has been drafted and administered in good faith compliance with, or has been corrected in good faith reliance upon guidance promulgated under, Section 409A of the Code and the regulations promulgated thereunder.  All premiums and/or contributions to, and material payments from, any Parent Employee Plan which may have been required to be made in accordance with the terms of such Parent Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued Liability on the Parent Financial Statements.  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Body with respect to any Parent Employee Plan.  All material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any plan participant have been duly and timely filed or distributed.  With respect to any Parent Employee Plan, no “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.  With respect to each Parent Employee Plan that is a group health plan, Parent has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j) Qualified Plans.  Except as set forth in Part 3.17(j) of the Parent Disclosure Schedule, with respect to each Parent Employee Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter upon which Parent is entitled to rely under Internal Revenue Service pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would adversely affect its qualification, or materially increase its cost; and (iii) no Parent Employee Plan is or has ever been a defined benefit plan subject to Section 412 of the Code and Section 302 of ERISA, a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and/or a multiple employer plan subject to Section 413(c) of the Code.

(k) No Conflict.  Except as set forth in Part 3.17(k) of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee; or (ii) create or otherwise result in any Liability with respect to any Parent Employee Plan.

(l) Compliance.  Parent and each of its Subsidiaries (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Parent Employees or prospective employees; (ii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Parent Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(m) Labor Relations.  Parent and each of its Subsidiaries has good labor relations, and, except as set forth in Part 3.17(m) of the Parent Disclosure Schedule, Parent has no Knowledge of any facts indicating that the consummation of the Mergers or any of the other transactions contemplated by this Agreement will or would reasonably be expected to have or result in a Parent Material Adverse Effect on the labor relations of Parent or any of its Subsidiaries.  Except as set forth in Part 3.17(m) of the Parent Disclosure Schedule, there are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against Parent or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

(n) Claims Against Plans.  There are no pending or, to the Knowledge of Parent, threatened claims or Legal Proceedings against any of Parent Employee Plans, the assets of any of Parent Employee Plans or Parent, its Subsidiaries or Parent Employee Plan administrator or any fiduciary of Parent Employee Plans with respect to the operation of such Parent Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Parent Employee Plan, and there are no facts or circumstances which would form the basis for any such claims or Legal Proceedings.

(o) Independent Contractors.  Part 3.17(o) of the Parent Disclosure Schedule accurately sets forth, with respect to each Person who is or was: (x) at any time, an independent contractor of Parent or any of its Subsidiaries who contributed to the development of any Parent IP; and (y) at any time since January 1, 2007, an independent contractor of Parent or any of its Subsidiaries and who has received or may be entitled to receive in excess of $50,000 from Parent or any of its Subsidiaries:

(i) the name of such independent contractor, and the date as of which such independent contractor was originally engaged by Parent or any of its Subsidiaries;

(ii) a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Parent or any of its Subsidiaries with respect to services performed in the fiscal year ended December 31, 2009;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to the business of Parent.

(p) No Misclassified Employees.  No current or former independent contractor of Parent or any of its Subsidiaries could be deemed to be an employee.  No independent contractor is eligible to participate in any Parent Employee Plan other than any Parent Stock Option Plan.  Neither Parent nor any of its Subsidiaries has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of Parent or any of its Subsidiaries.

(q) Labor-Related Claims.  Except as set forth in Part 3.17(q) of the Parent Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Parent Employee, including charges of unfair labor practices or harassment complaints.

3.18 Environmental Matters

Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by Parent and each of its Subsidiaries of all material Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of its business and use of the Parent Leased Real Property, and compliance with the terms and conditions thereof in all material respects.  Neither the Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of the Parent any other communication from a Governmental Body that alleges that Parent or any of its Subsidiaries is not in material compliance with any Environmental Law.  Except in compliance with all applicable Environmental Laws, including any applicable Environmental Licenses, neither Parent nor any of its Subsidiaries has caused or contributed to any Environmental Release and, to the Parent’s Knowledge, there are no circumstances which would reasonably be expected to give rise to any Environmental Release by Parent or any of its Subsidiaries.   To the Knowledge of Parent, no other Person has caused any Environmental Release on, at, to, from or underneath the Parent Leased Real Property or any other real property or facility that is, or was formerly, used, leased or operated by Parent or any of its Subsidiaries.  To the Knowledge of Parent, no Contaminants are stored or contained on or under any of the Parent Leased Real Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.  All Governmental Authorizations currently held by Parent or any of its Subsidiaries pursuant to Environmental Laws are identified in Part 3.18 of the Parent Disclosure Schedule and Parent has made available to the Company copies of all written environmental investigation, study, audit, test, review or other analysis conducted in the possession or control of Parent or any of its Subsidiaries in relation to the current or prior business of Parent or any of its Subsidiaries, the Parent Leased Real Property or any property or facility now or previously used, leased or operated by Parent or any of its Subsidiaries.  Parent has not received any notice or any other communication that alleges that Parent is required to indemnify Merck & Co., Inc. or any of its affiliates for any Liabilities arising under any Environmental Law pursuant to that certain Asset Purchase Agreement dated as of February 12, 2009, by and among Protein Transaction, LLC, Parent and Merck & Co., Inc.

3.19 Compliance with Legal Requirements

(a) Compliance.  Parent and each of its Subsidiaries is, and, to the Knowledge of Parent, has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including the FD&C Act.  Except as set forth in Part 3.19 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of Parent any other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) No Debarment.  None of Parent or any of its Subsidiaries or any of their respective directors, officers, consultants or employees or affiliates, or to the Knowledge of Parent, suppliers, in each case to the extent any such party was responsible for the development or had responsibilities that involve the development of commercialization of any product or potential product under development or investigation by Parent or any of its Subsidiaries, (i) are debarred under Section 306(a) or 306(b) of the FD&C Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following:  (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Body); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or State health care programs or any health care programs administered by any other Governmental Body (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c) FDA Compliance. Parent and its Subsidiaries are in material compliance with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Governmental Bodies, with respect to the clinical testing, manufacture, labeling, storing, testing, or distribution of their compounds and products, including, to the extent applicable, current “Good Manufacturing Practice,” or cGMP regulations, “Good Clinical Practice” or GCP regulations to the extent the clinical data from any of their clinical studies is used to support regulatory approval of Parent’s products, “Good Laboratory Practice” (as such terms are defined in applicable Legal Requirements) or GLP regulations to the extent the non-clinical data from the Parent’s or its Subsidiaries’ non-clinical studies is used to support regulatory approval of any products of Parent and its Subsidiaries, “Informed Consent” and “Institutional Review Board” regulations, and all applicable requirements relating to the protection of human subjects for its clinical trials as required by the FDA and all applicable Governmental Bodies.

(d) Reporting Requirements. Parent and its Subsidiaries are in compliance in all material respects with all applicable reporting requirements set forth in the FD&C Act.

(e) No Investigation.  None of Parent or its Subsidiaries, or to the Parent’s Knowledge any Person providing services to Parent (including Parent Third Party Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of Parent’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Body.  There are no pending or, to the Knowledge of Parent, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Body against Parent or its Subsidiaries, or to Parent’s Knowledge any Person providing services to Parent (including Parent Third Party Suppliers), relating to any of Parent’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of Parent’s business as currently conducted or contemplated to be conducted.  Without limiting the generality of the foregoing, Part 3.19(e) of the Parent Disclosure Schedule sets forth each FDA Form 483 or similar inspection report and any warning letter or other similar notice that Parent or its Subsidiaries, or to Parent’s Knowledge any Person providing services to Parent (including Parent Third Party Suppliers), has received from the FDA or any other applicable Governmental Body relating to any of Parent’s or its Subsidiaries’ compounds or products or to the facilities in which such compounds or products are manufactured, collected or handled.  True, correct and complete copies of any item set forth in Part 3.19(e) of the Parent Disclosure Schedule and all responses and other correspondence submitted by, or on behalf of, Parent or its Subsidiaries to or from the FDA or any applicable Governmental Body (and to the extent available to Parent any similar correspondence to or from any Person providing services to the Company or its Subsidiaries (including Parent Third Party Suppliers)) with respect to such items have been made available to the Company.  Parent and its Subsidiaries have promptly responded to each of the items set forth in Part 3.19(e) of the Parent Disclosure Schedule and have taken all steps required to remedy any deficiencies or deviations noted in any such items.

(f) Third Party Suppliers. Part 3.19(f) of the Parent Disclosure Schedule sets forth all of the third party manufacturers and suppliers of materials, reagents, active pharmaceutical ingredients, compounds and products used by Parent or its Subsidiaries (each a “Parent Third Party Supplier”).  Parent has inspected all Parent Third Party Suppliers and to Parent’s Knowledge, each such Parent Third Party Supplier (i) has complied and is complying in all material respects with all applicable statutes, rules and regulations of the FDA, and, to the extent applicable, other Governmental Bodies, and (ii) has all material Governmental Authorizations necessary to conduct its business and perform its obligations as Parent Third Party Supplier and all such Governmental Authorizations are in full force and effect.

(g) Good Manufacturing Practice. To the Knowledge of Parent, the inventory of Parent of key materials, reagents, active pharmaceutical ingredients, compounds and products, has been manufactured, handled, stored and distributed in accordance in all material respects with applicable Legal Requirements, including current “Good Manufacturing Practice,” or cGMP regulations.

(h) Adverse Experiences. Parent has made available to the Company information regarding all serious as well as non-serious adverse events, which, to the Knowledge of Parent, have occurred during the course of any studies conducted by or on behalf of Parent with respect to any products or compounds of Parent or its Subsidiaries. Parent has made available to the Company information regarding all reportable adverse events relating to investigational or marketed products, which, to the Knowledge of Parent, have occurred with respect to the products or compounds of Parent or its Subsidiaries.  There have been no requests from the FDA or any other applicable Governmental Bodies requesting Parent or its Subsidiaries to cease to investigate, test, manufacture or distribute any products, compounds or study drugs of Parent or its Subsidiaries.

(i) Studies and Trials.  All studies and trials conducted by or on behalf of Parent and its Subsidiaries on all products, compounds or study drugs of Parent or its Subsidiaries have been made available to the Company, and Parent has otherwise provided for review all material preclinical and clinical studies and trials regarding the efficacy and safety of all products, compounds or study drugs of Parent or its Subsidiaries.  Parent has heretofore made available to the Company all material written correspondence between Parent and its Subsidiaries with the FDA and any other applicable Governmental Body regarding any products, compounds or study drugs of Parent or its Subsidiaries.

(j) FDA Disclosure.  Neither Parent and its Subsidiaries nor, to Parent’s Knowledge, any officer, employee or agent of Parent, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and no such investigation has been instituted or threatened by, (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. § 3729 et seq.) or (iii) any equivalent statute of any country in the European Union.

(k) No Suspension of Clinical Trials. No clinical trial of a product of Parent or its Subsidiaries has been suspended, put on hold or terminated prior to completion by any Governmental Body.

(l) Human Derived Materials. Parent and its Subsidiaries have complied in all material respects with all applicable laws, guidelines and regulations relating to the collection and/or use of the human cell lines, tissue, human clinical isolates or similar human-derived materials and Parent or its Subsidiaries have obtained any material approvals, consents, and/or authorization required by law (including the Health Insurance Portability and Accountability Act and regulations promulgated thereunder) for the collection, use, and/or transfer of such human cell lines, tissue, human clinical isolates or similar human-derived materials.  Such human cell lines, tissue, human clinical isolates or similar human-derived materials may be used without any obligations to the individuals or entities who contributed the materials, including any obligations of compensation to such individuals or entities who contributed the materials for any purposes, including any obligations of compensation to such individuals or entities who contributed the materials or any other third party for the intellectual property associated with, or commercial use of, such materials for any purposes.

3.20 Governmental Authorizations; No Subsidies

(a) Governmental Authorizations.  Part 3.20(a) of the Parent Disclosure Schedule identifies each Governmental Authorization held by Parent and each of its Subsidiaries that is material to the operation of its business, and Parent has made available to the Company or its Representatives accurate and complete copies of all Governmental Authorizations identified in Part 3.20(a) of the Parent Disclosure Schedule. The Governmental Authorizations identified in Part 3.20(a) of the Parent Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Parent and each of its Subsidiaries to conduct its business in the manner in which its business is currently being conducted in all material respects.  Parent and each of its Subsidiaries is in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 3.20(a) of the Parent Disclosure Schedule.  Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 3.20(a) of the Parent Disclosure Schedule; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization listed or required to be listed in Part 3.20(a) of the Parent Disclosure Schedule.

(b) No Subsidies.  Part 3.20(b) of the Parent Disclosure Schedule provides a complete list of all pending and outstanding Grants from any Governmental Body or other Person, granted to Parent or any of its Subsidiaries.  Parent has made available to the Company or its Representatives accurate and complete copies of all material documents requesting Grants or amendments thereto submitted by Parent or any of its Subsidiaries and of all letters of approval, and supplements thereto, granted to Parent or any of its Subsidiaries, as well as all correspondence or written summaries pertaining thereto.  Parent and each of its Subsidiaries are in material compliance with all of the material terms, conditions and requirements of their respective Grants and have, as and when required by the Grants, duly fulfilled all the material undertakings relating thereto.  Except as set forth on Part 3.20(b) of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, does, will or would reasonably be expected to (with or without notice or lapse of time or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 3.20(b) of the Parent Disclosure Schedule.  Except as set forth in Part 3.20(b) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries has developed any Intellectual Property through the application of any financing made available by any of the Grants.

(c) Export Compliance.  Parent and its Subsidiaries have obtained all approvals necessary for: (i) exporting all products of Parent and its Subsidiaries that are exported by Parent or its Subsidiaries in the current operation of its business, whether for sale or for use in research and development, in accordance with all material Legal Requirements related to export control; and (ii) importing all products of Parent and its Subsidiaries into any country in which any such products are now sold, used or licensed for use.  To Parent’s Knowledge, all such export and import licenses and approvals throughout the world are current, outstanding and in full force and effect, and Parent and its Subsidiaries are in material compliance with the terms of all such export and import licenses or approvals.  There are no pending Legal Proceedings and to the Knowledge of Parent, threatened Legal Proceedings, against Parent or any of its Subsidiaries with respect to such export and import licenses and approvals.  To the Knowledge of Parent, there are no facts or circumstances which are reasonably expected to result in a Legal Proceeding against Parent or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or officers of Parent or any of its Subsidiaries, pertaining to export or import transactions.

(d) Foreign Corrupt Practices Act.  Parent and each Subsidiary and, to the Parent’s Knowledge, each employee, officer, director and agent thereof, have complied with and are in compliance with in all material respects and none of them has taken any action that has materially violated or would reasonably be expected to result in a failure to comply in all material respects with or a material violation of the Foreign Corrupt Practices Act of 1977, as amended.

3.21 Related Party Transactions

(a) Except as set forth in Part 3.21 of the Parent Disclosure Schedule: (a) no Parent Related Party, and to the Knowledge of Parent, no immediate family member of a Parent Related Party, has and no Parent Related Party and, to the Knowledge of Parent no immediate family member of a Parent Related Party, has had, any direct interest or, to the Knowledge of Parent any indirect interest, in any material asset used in the business of Parent or any of its Subsidiaries except for any interest resulting from the ownership of shares of Parent Capital Stock; (b) no Parent Related Party and no immediate family member of a Parent Related Party is, or has been, indebted to Parent or any of its Subsidiaries (other than for ordinary travel advances); (c) no Parent Related Party and no immediate family member of a Parent Related Party has entered into, or, to the Knowledge of Parent, has had any financial interest in, any material Contract or transaction involving Parent or any of its Subsidiaries (other than transactions involving Parent’s securities); and (d) to the Knowledge of Parent, no Parent Related Party and no immediate family member of a Parent Related Party has any claim or right against Parent or any of its Subsidiaries (other than rights under Parent Options and rights to receive compensation for services performed as an employee of Parent or any of its Subsidiaries or as a consultant to Parent pursuant to a written consulting agreement or other rights arising in the ordinary course of employment or pursuant to a written consulting agreement).

(b) To Parent’s Knowledge, except as set forth in Part 3.21 of the Parent Disclosure Schedule, no Parent Related Party has any direct or indirect financial interest in any competitor, supplier, manufacturer, distributor or customer of Parent or any Subsidiary; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity.

3.22 Insurance

Part 3.22 of the Parent Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Parent  or any of its Subsidiaries as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years.  Parent has made available to the Company or its Representatives accurate and complete copies of the insurance policies identified on Part 3.22 of the Parent Disclosure Schedule.  All premiums due on such policies have been paid, and Parent and each Subsidiary is otherwise in compliance with the terms of such policies.  Since December 31, 2007, neither Parent nor any of its Subsidiaries has received any notice or to the Knowledge of Parent any other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.23 Contracts

(a) Parent Material Contracts.  Part 3.23(a) of the Parent Disclosure Schedule accurately identifies each of the following contracts and agreements of Parent or any of its Subsidiaries as of the date hereof:

(i) each Parent Contract relating to the employment of, or the performance of services by, any Parent Employee earning annual base compensation in excess of $75,000; (B) any Parent Contract pursuant to which the Parent or any of its Subsidiaries is obligated to make any severance, termination or similar payment to any Parent Employee; and (C) any Parent Contract pursuant to which Parent or any of its Subsidiaries is obligated to make any bonus or similar payment (other than payment in respect of salary) to any Parent Employee;

(ii) each Parent Contract which provides for indemnification of any Parent Employee or any director of Parent;

(iii) each Parent Contract relating to the voting and any other rights or obligations of a stockholder of Parent;

(iv) each Parent Contract, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, relating to the merger, consolidation, reorganization or any similar transaction with respect to the Parent or any of its Subsidiaries;

(v) each Parent Contract (other than (A) Parent’s standard employee inventions assignment agreement a form of which has been made available to the Company and (B) non-exclusive licenses to third-party software) relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, collaboration agreement or similar agreement entered into by Parent or any of its Subsidiaries);

(vi) each Parent Contract (other than (A) Parent’s standard employee inventions assignment agreement a form of which has been made available to the Company and (B) non-exclusive licenses to third-party software) relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right: (x) to Parent or any of its Subsidiaries; or (y) from Parent or any of its Subsidiaries;

(vii) each Parent Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of Parent or any of its Subsidiaries;

(viii) each Parent Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Parent Contract imposing any restriction or requirement on Parent or any of its Subsidiaries: (A) to compete with any other Person in any geographic area or during any period of time; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any product technology;

(x) each Parent Contract granting exclusive rights to license, market, sell or deliver any products or services of Parent or any of its Subsidiaries or otherwise contemplating an exclusive relationship between Parent and other Person;

(xi) each Parent Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;

(xii) each Parent Contract regarding the acquisition, issuance or transfer of any securities and each Parent Contract affecting or dealing with any securities of the Parent or any of its Subsidiaries including any restricted share agreements or escrow agreements;

(xiii) each Parent Contract relating to Indebtedness other than trade Indebtedness of Parent or any Subsidiary that is not material in amount;

(xiv) each Parent Contract relating to the purchase or sale of any asset (other than the Parent’s securities) by or to, or the performance of any services by or for, any Parent Related Party;

(xv) any Parent Contract pursuant to which Parent or any of its Subsidiaries made payments of cash or other consideration in excess of $50,000 during the twelve months ended December 31, 2009 or that involves or contemplates the payment or delivery of cash or other consideration by Parent or any of its Subsidiaries in an amount or having a value reasonably expected to be in excess of $50,000 in the aggregate during the twelve month periods ending December 31, 2010;

(xvi) any Parent Contract relating to a Grant; and

(xvii) any other Parent Contract the absence of which would be reasonably expected to have a Parent Material Adverse Effect.

(Contracts in the respective categories described in clauses “(i)” through “(xvii)” above and all Contracts identified, or required to be identified, in Part 3.26(a) of the Parent Disclosure Schedule are referred to in this Agreement as “Parent Material Contracts.”)

(b) Delivery and Status of Parent Material Contracts.  Parent has made available to the Company or its Representatives accurate and complete copies of all written Parent Material Contracts identified in Part 3.23(a) of the Parent Disclosure Schedule, including all amendments thereto.  Part 3.23(b) of the Parent Disclosure Schedule provides an accurate and complete description of the material terms of each Parent Material Contract that is not in written form, if any.  Each Parent Material Contract is in full force and effect in all material respects, and is enforceable by Parent or its Subsidiaries, as applicable, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach.  Except as set forth in Part 3.23(c) of the Parent Disclosure Schedule: (i) neither Parent nor any of its Subsidiaries has committed any material violation or breach, and neither Parent nor any of its Subsidiaries has committed any material default under, any Parent Material Contract, which remains uncured, and, to the Knowledge of Parent, no other Person has committed any material violation or breach, or committed any material default under, any Parent Material Contract which remains uncured; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Parent Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract; or (D) give any Person the right to cancel, terminate or modify any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries has received any written notice or to the Knowledge of Parent other communication regarding any actual or possible material violation or breach of, or material default under, any Parent Material Contract; and (iv) neither Parent nor any of its Subsidiaries has waived any of its respective material rights under any Parent Material Contract.

3.24 Rights Plan

Parent has taken all necessary action so that (i) none of the Eligible Stockholders shall be an “Acquiring Person” under the Parent Rights Agreement solely by virtue of the entering into of this Agreement and the performance of the transactions contemplated hereby, including the Mergers, and (ii) the entering into of this Agreement and the Mergers and the performance of the transactions contemplated hereby will not result in the grant of any rights to any Person under the Parent Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

3.25 Full Disclosure

This Agreement (including the Disclosure Schedule) does not, and the Officer’s Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.26 Disclaimer of Other Representations and Warranties; Knowledge

(a) NEITHER PARENT, ITS SUBSIDIARIES, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVE, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.

(b) Without limiting the generality of the foregoing, neither Parent, its Subsidiaries, nor any Representative has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Parent or its Subsidiaries made available to the Company or its Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Parent and its Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.	Certain Covenants

4.1 Certain Employee Benefit Plan Matters

(a) Termination of 401(k) Plan.  The Company has taken (or caused to have been taken) all actions necessary or appropriate to terminate, effective as of the Closing Date, any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”).  Parent has received from the Company evidence that the Company Board has adopted resolutions to terminate the 401(k) Plans.  In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company has taken such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provided such estimate in writing to Parent.

(b) Benefits.  Following the Effective Time, the employees of the Company and its Subsidiaries who remain employed after the Effective Time (the “Company Employees”) will be entitled to participate in either (i) the Company Employee Plans (other than equity-based plans) on the same terms, or terms which in the aggregate provide substantially comparable benefits, as those in effect immediately prior to the Effective Time, (ii) the employee benefit plans of Parent and its Subsidiaries on substantially the same terms as similarly situated employees of Parent and its Subsidiaries or (iii) a combination of (i) and (ii), in each case in the reasonable discretion of Parent, and Parent in its reasonable discretion may terminate any of the Company Employee Plans or merge any of the Company Employee Plans with Parent’s employee benefit plans.  Subject to applicable Legal Requirements and unless such recognition of service would result in a duplication of benefits, Parent shall, and shall cause the Surviving Company to, treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or its Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Company for all purposes, including, but not limited to, eligibility to participate, vesting, benefit levels for vacation benefits and the applicability of any minimum waiting periods for participation, excluding for these purposes benefit accrual under any defined benefit plan.  Without limiting the foregoing, Parent shall not, and shall cause the Surviving Company not to, treat any the Company Employee as a “new” employee for purposes of any exclusions under any health or similar welfare plan of Parent or the Surviving Company for a preexisting medical condition, except to the extent such exclusions were applicable under a the Company Employee Plan immediately prior to the Effective Time.

(c) Change-of-Control Severance Plan.  Parent shall assume all of the Company’s obligations under the Company’s 2009 Change-of-Control Severance Plan.

4.2 Directors’ and Officers’ Indemnification and Insurance

(a) Parent, Merger Sub and LLC Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal Liability of each present and former director, officer, employee, fiduciary, or agent of the Company provided for in the Company’s Charter Documents in effect as of the date hereof, shall continue to be honored and in full force and effect for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.  The Organizational Documents of the Surviving Company will contain provisions with respect to indemnification, exculpation from Liability and advancement of expenses that are at least as favorable as those currently provided in Article 8 of the Company’s certificate of incorporation and during such six (6) year period following the Effective Time, the Surviving Company shall not, and Parent shall cause the Surviving Company not to, amend, repeal or otherwise modify such provisions in any manner that would materially and adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees, fiduciaries, or agents of the Company in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Legal Requirements.  From and after the Effective Time, Parent and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the present and former officers, directors, employees, fiduciaries and agents of the Company or its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements currently in effect between the Company or its Subsidiaries and such individuals or (ii) required by the Company’s Charter Documents, in each case as in effect immediately prior to the Effective Time.

(b) For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current level and scope of directors’ and officers’ liability insurance as in effect at the Company immediately prior to the Effective Time covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company for such insurance on the date hereof, then Parent will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate.  Notwithstanding the foregoing, Parent may satisfy its obligations under this Section 4.2(b) by procuring an equivalent six (6) year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, the equivalent annual premium for which “tail” policy shall not exceed 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance; provided that if the equivalent annual premium for such “tail” policy exceeds 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance, then Parent will provide the maximum coverage that will then be available at an equivalent annual premium equal to 200% of such rate and in doing so will be deemed to have satisfied its obligations pursuant to this Section 4.2(b).

(c) The provisions of this Section 4.2 are intended to be for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives.  The provisions in this Section 4.2 are intended to be in addition to the rights otherwise available to the current directors, officers, employees, fiduciaries and/or agents of the Company or its Subsidiaries by Legal Requirements, charters, bylaws or agreements.

(d) If Parent or the Surviving Company or any of the successors or assigns of Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 4.2.

4.3 Parent Stockholders’ Meeting; SEC Filings and Related Documents

Parent agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Closing Date (but in no event later than June 9, 2011 unless otherwise consented in writing by the Stockholders’ Agent) a meeting of the shareholders of Parent (the “Parent Shareholders’ Meeting”) to vote on a proposal to approve the issuance of shares of Parent Common Stock upon conversion of the Parent Series B Preferred Stock in accordance with the terms of the Articles of Amendment (the “Shareholder Proposal”), and as promptly as reasonably practicable following the Closing Date, Parent will prepare and file with the SEC a proxy statement to be sent to Parent’s shareholders in connection with the Parent Shareholders’ Meeting (the “Proxy Statement”); provided, however, that prior to filing the Proxy Statement with the SEC, Parent shall provide the Shareholders’ Representative the opportunity to review and comment upon the Proxy Statement, which comments shall reasonably be considered by Parent.  Subject to the directors’ fiduciary duties as determined in good faith by Parent’s board of directors (the “Parent Board”) after consultation with outside legal counsel, the Proxy Statement shall include the recommendation of the Parent Board that Parents’ shareholders entitled to vote thereon vote in favor of the Shareholder Proposal and the Parent Board shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the former stockholders of the Company, such recommendation. If the Shareholder Proposal is not approved at the Parent Shareholders’ Meeting, then Parent will use its reasonable best efforts (including continuing to include the recommendation of the Parent Board subject to the directors’ fiduciary duties as determined in good faith by the Parent Board after consultation with outside legal counsel) to obtain the approval of Shareholder Proposal at each subsequent annual meeting of the shareholders of Parent until the earlier of (i) the approval of the Shareholder Proposal or (ii) the redemption of all shares of Parent Series B Preferred Stock in accordance with the terms of the Articles of Amendment. Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Shareholder Proposal and to obtain approval of the Shareholder Proposal. The Stockholders’ Representative agrees to furnish to Parent all information concerning the former stockholders of the Company and their Affiliates as Parent may reasonably request in connection with any Parent Shareholders’ Meeting. Parent shall respond promptly to any comments received from the SEC with respect to the Proxy Statement, and Parent shall cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as reasonably practicable thereafter. Parent shall provide to the Stockholders’ Representative, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Stockholders’ Representative with copies of all correspondence between Parent, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and Parent shall provide the Stockholders’ Representative the opportunity to review and comment upon any proposed responses, which comments shall reasonably be considered by Parent.

4.4 Parent’s Board of Directors and Officers

(a) Prior to the Effective Time, the size of the Parent Board shall be fixed at four (4) directors, and Parent shall obtain the resignations of all of the directors of Parent then in office (other than the three (3) directors set forth on Exhibit C under the heading “Parent Directors”), such that, as of the Effective Time, at least one (1) vacancy will exist on the Parent Board.  Effective immediately following the Effective Time, Parent shall cause the individual named on Exhibit C under the heading “Company Nominee” (the “Company Nominee”) to be appointed to the Parent Board to serve as chairman of the Parent Board and shall cause all of the directors to be placed into classes set forth in Exhibit C hereto.  The Company Nominee and each member of the Parent Board at the Effective Time shall meet the criteria provided in Parent’s Corporate Governance Guidelines, as in effect as of the Effective Time.

(b) Immediately following the Effective Time, the officers of Parent shall include, but not be limited to, the individuals named on Exhibit C under the heading “Officers” who shall each hold the positions set forth opposite each such individual’s name on Exhibit C.

4.5 Reorganization

The parties intend that, for federal income tax purposes, the Mergers shall constitute an integrated transaction that is characterized as a merger of Company into Parent and that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Parent, Merger Sub, LLC Sub and Company are parties to such reorganization within the meaning of Section 368(b) of the Code.  Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, LLC Sub and the Company shall use commercially reasonable efforts to cause the Mergers to qualify, and will not take any actions, or fail to take any action, which would reasonably be expected to prevent the Mergers from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  Parent, Merger Sub, LLC Sub, the Company and the Surviving Company shall report, to the extent required by the Code or the regulations thereunder, the Mergers for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

4.6 Tax Matters

(a) Parent shall be responsible for making proper and timely filings of all Tax Returns required to be filed by the Company after the Closing Date for periods ending on or prior to the Closing Date and for all any Taxable period that includes (but does not end on) the Closing Date and will pay (or cause to be paid) all Taxes required to be paid with respect to such Tax Returns.  All such Tax Returns will be prepared in a manner consistent with past practices of Company unless otherwise required by applicable Tax law.  Parent shall provide (or cause to be provided) all such Tax Returns to the Stockholders’ Agent for review and approval (which will not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Returns (including any applicable extensions).

(b) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Returns and other documentation with respect to all such Transfer Taxes.

(c) Any indemnification payment to an Indemnitee under this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

(d) The parties hereto agree to furnish or cause to be furnished to each other at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim.

4.7 Further Action

(a) Subject to the terms and conditions herein provided, if at any time after the Effective Time or the Second Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of Merger Sub, LLC Sub or the Company, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall use its or their commercially reasonable efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

4.8 Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock

For as long as any shares of Parent Series B Preferred Stock remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights and liens, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Series B Preferred Stock, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Series B Preferred Stock (after giving effect to all anti-dilution adjustments, if any) then outstanding. All shares of Parent Common Stock delivered upon conversion or repurchase of the Parent Series B Preferred Stock shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or liens.

5.	Indemnification

5.1 Survival of Representations, Etc.

(a) General Survival.  Subject to Section 5.1(c), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Merger Consideration Certificate, shall survive the Effective Time and shall expire on June 1, 2012 (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Parent Indemnitee properly delivers to the Stockholders’ Agent a Claim Notice, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Parent Representations.  Subject to Section 5.1(c), the representations and warranties made by Parent, Merger Sub and LLC Sub in this Agreement shall survive the Effective Time and shall expire on the Termination Date, provided, however, that if, at any time prior to the Termination Date, any Stockholder Indemnitee properly delivers to Parent a Claim Notice, then the claim asserted in such Claim Notice shall survive the Termination Date until such time as such claim is fully and finally resolved

(c) Intentional Misrepresentation; Fraud.  Notwithstanding anything to the contrary contained in Section 5.1(a) or Section 5.1(b), the limitations set forth in Sections 5.1(a) and 5.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

(d) Representations Not Limited.  The representations, warranties, covenants and obligations of the parties set forth in this Agreement and the Merger Consideration Certificate and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(e) Survival of Covenants. The respective covenants and obligations of the parties hereto set forth in this Agreement shall survive until satisfied in accordance with their respective terms.

(f) General. The parties acknowledge that the time periods set forth in this Section 5.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.  The parties further acknowledge that the time periods set forth in this Section 5.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.

5.2 Indemnification

(a) Stockholder Indemnification Obligations. From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), each Eligible Stockholder (collectively, the “Stockholder Indemnitors”), severally in proportion to the value of such Eligible Stockholder’s pro rata interest in the Aggregate Holdback Share Amount and not jointly, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or similar qualification limiting the scope of such representation or warranty) or the Merger Consideration Certificate;

(ii) any breach of any covenant or obligation of the Company in this Agreement;

(iii) the proper exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such stockholders’ shares of Company Capital Stock; or

(iv) any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clauses (i), (ii) or (iii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article 5) (it being, understood, however, that the Parent Indemnitees shall not be entitled to recover more than once for the same Damages).

(b) Parent Indemnification Obligations. From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), Parent shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are directly suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by Parent, Merger Sub or LLC Sub in this Agreement (without giving effect to any materiality, Parent Material Adverse Effect or similar qualification limiting the scope of such representation or warranty);

(ii) any breach of any covenant or obligation of Parent, Merger Sub or LLC Sub in this Agreement; and

(iii) any Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in clauses (i) or (ii) above (including any Legal Proceeding commenced by any Stockholders Indemnitee for the purpose of enforcing any of its rights under this Article 5) (it being, understood, however, that the Stockholder Indemnitees shall not be entitled to recover more than once for the same Damages).

(c) Damage to Parent.  The parties acknowledge and agree that, if the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company, then (without limiting any of the rights of the Surviving Company as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of equity interest in the Surviving Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being, understood, however, that the Parent Indemnitees shall not be entitled to recover more than once for the same Damages).

(d) Calculation of Damages.  The Stockholder Indemnitors shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is included a specific Liability or reserve relating to such matter in the Unaudited Interim Balance Sheet; provided, that the Stockholder Indemnitors shall be liable for any Damages in excess of the amount stated in the Unaudited Interim Balance Sheet. Parent shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is a specific Liability or reserve relating to such matter included in the Parent Financial Statements; provided, that Parent shall be liable for any Damages in excess of the amount stated in the Parent Financial Statements.  The Indemnitee shall use commercially reasonable efforts to collect any amounts subject to indemnification pursuant to this Article 5 under applicable insurance policies covering such Damages or from such other Person alleged to have responsibility therefor, if any, and the amount of any Damages payable under this Article 5 by an Indemnitor shall be reduced by any amounts actually recovered by the Indemnitee under such insurance policies or from such other Person alleged to be responsible.  If an Indemnitee receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment hereunder, then such Indemnitee shall promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment in the amount received by the Indemnitee, net of any expenses reasonably incurred by such Indemnitee in collecting such amount.  If the Indemnitee receives any payment from an Indemnitor in respect of any Losses and the Indemnitee could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnitor, the Indemnitee shall assign such of its rights to proceed against such third party as are necessary to permit the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, to recover from such third party the amount of such indemnification payment.

5.3 Limitations

(a) Deductible.  Subject to Section 5.3(b), (i) the Stockholder Indemnitors shall not be required to make any indemnification payment pursuant to Section 5.2(a)(i) or Section 5.2(a)(iv) (solely to the extent directly related to any of the matters referred to in Section 5.2(a)(i)) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $500,000 in the aggregate, and (ii) Parent shall not be required to make any indemnification payment pursuant to Section 5.2(b)(i) or Section 5.2(b)(iii) (solely to the extent directly related to any of the matters referred to in Section 5.2(b)(i)), for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly suffered or incurred by any one or more of the Stockholder Indemnitees, or to which any one or more of the Stockholder Indemnitees has or have otherwise directly become subject, exceeds $500,000 in the aggregate. If the total amount of the Damages referenced in clause (i) or (ii) above exceeds $500,000 in the aggregate, then the Stockholder Indemnitees or Parent Indemnitees, as applicable, shall be entitled to be indemnified against and compensated and reimbursed only for the amount of such Damages in excess of $500,000.  Any claim for which the Indemnitees seek indemnification pursuant to this Article 5 involving Damages of less than $10,000 shall be disregarded for all purposes of Article 5;

(b) Applicability of Deductible.  The limitations set forth in Section 5.3(a) shall not apply: (i) in the case of intentional misrepresentation or fraud; (ii) to the matters referred to in Section 5.2(a)(ii), Section 5.2(a)(iii) or Section 5.2(b)(ii); or (iii) to the matters referred to in Section 5.2(a)(iv) or 5.2(b)(iii)(solely to the extent directly related to any of the matters referred to in clauses (i) and (ii) of this sentence).

(c) Cap.  Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that the Stockholder Indemnitors can be required to make to the Parent Indemnitees pursuant to this Article 5 shall be limited to the Aggregate Holdback Share Amount as determined in accordance with Article 6. Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that Parent can be required to make to the Stockholder Indemnitees pursuant to this Article 5 shall be $12,558,136 (the “Parent Cap”).

(d) Other Limitations.  The aggregate maximum Liability of any Stockholder Indemnitor for any and all Damages shall be limited to such Stockholder Indemnitor’s pro rata interest in the Aggregate Holdback Share Amount.

5.4 No Contribution

Each Stockholder Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub, LLC Sub or the Company in connection with any indemnification obligation or any other Liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

5.5 Defense of Third-Party Claims

In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, LLC Sub, the Company, Parent, any Eligible Stockholder or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 5 (“Third Party Claims”), the obligations and liabilities of any Indemnitor shall be governed by and contingent upon the following additional terms and conditions:

(a) if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, notice of such Third Party Claim promptly following the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release an Indemnitor from any of its obligations under this Article 5 except to the extent such failure materially prejudices the defense of such Legal Proceeding.  The notice of claim shall describe in reasonable detail the facts known to the Indemnitee giving rise to such indemnification claim, and to the extent determinable the amount or good faith estimate of the amount arising therefrom.

(b) The Stockholders’ Agent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by the Stockholder Indemnitors and Parent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by Parent, in each case at its own expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnitee) if it gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of such notice from the Indemnitee; provided, however, that (A) the Stockholders’ Agent shall not have the right to assume the defense of a Third Party Claim subject to indemnification by the Stockholder Indemnitors if (i) any such claim seeks, in addition to or in lieu of monetary losses or Damages, any injunctive or other equitable relief, (ii) the Stockholders’ Agent fails to provide reasonable assurance to the Parent Indemnitee of the adequacy of the Holdback Merger Consideration to provide indemnification in accordance with the provisions of this Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Parent Indemnitee in its reasonable discretion) for the same counsel to represent both the Parent Indemnitee and the Stockholders’ Agent, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the reasonable good faith judgment of the Parent Indemnitee) a precedential custom or practice adverse to the business interests of the Parent Indemnitee or would increase the Tax Liability of the Parent Indemnitee or affect any of its Intellectual Property rights or (iv) such Third Party Claim relates to Taxes or Intellectual Property, and (B) Parent shall not have the right to assume any Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses or Damages, any injunctive or other equitable relief, or (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Stockholders’ Agent in its reasonable discretion) for the same counsel to represent both the Stockholder Indemnitee and Parent.  If the Stockholders’ Agent or Parent, as the case may be, assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnitees harmless from and against all Damages caused by or arising out of any settlement thereof, subject to the limitations on indemnifications set forth in Article 5.  The Indemnitee shall cooperate with the Stockholders’ Agent or Parent, as the case may be, in such defense and make available to the Stockholders’ Agent or Parent at the Stockholders’ Agent’s or Parent’s expense, as the case may be, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably requested by the Stockholders’ Agent or Parent.  Except with the written consent of the Indemnitee, or in the case of a Stockholder Indemnitee, the Stockholders’ Agent (such consent not to be unreasonably withheld), the Stockholders’ Agent or Parent, as the case may be, will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnitee by the third party of a release from all Liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Legal Requirements by the Indemnitee (or any affiliate thereof), (B) any Liability on the part of the Indemnitee (or any affiliate thereof) or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnitee (or any affiliate thereof); or (iii) in the case of a Parent Indemnitee, which exceeds the reimbursement available through reduction of the Aggregate Holdback Share Amount at the next Distribution Date, or in the case of a Stockholder Indemnitee, which exceeds the amount remaining under the Parent Cap.

(c) In the event that the Stockholders’ Agent  fails or elects not to assume the defense of a Parent Indemnitee against such Third Party Claim which the Stockholders’ Agent had the right to assume pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Stockholders’ Agent, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Stockholders’ Agent, on such terms as such Parent Indemnitee may deem appropriate, and the Parent Indemnitee may seek prompt reimbursement from the Aggregate Holdback Share Amount, subject to the limitations set forth in this Section 5, for any Damages incurred in connection with such settlement.  If the Stockholders’ Agent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(d) In the event Parent fails or elects not to assume the defense of a Stockholder Indemnitee against such Third Party Claim which Parent had the right to assume pursuant to Section 5.5(b), the Stockholder Indemnitee shall have the right, at the expense of Parent, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to Parent, on such terms as such Stockholder Indemnitee may deem appropriate, and the Stockholder Indemnitee may seek prompt reimbursement from Parent, subject to the limitations set forth in this Article 5, for any Damages incurred in connection with such settlement.  If Parent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Stockholder Indemnitee shall have no obligation to do so.

(e) In the event that the Stockholders’ Agent is not entitled to assume the defense of the Parent Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Stockholders’ Agent (through reduction of the Aggregate Holdback Share Amount at the next Distribution Date as if such expenses were Agreed Amounts), to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Stockholders’ Agent, and, subject to the limitations set forth in this Section 5, the Parent Indemnitee may seek reimbursement from the Aggregate Holdback Share Amount (through reduction of the Aggregate Holdback Share Amount at the next Distribution Date as if such expenses were Agreed Amounts) for any Damages incurred in connection with such judgment or settlement.  In such case, the Parent Indemnitee shall conduct the defense of the Third Party Claim actively and diligently, and the Stockholders’ Agent shall cooperate with the Parent Indemnitee in such defense and make available to the Parent Indemnitee, at the Stockholders’ Agent’s expense (through reduction of the Aggregate Holdback Share Amount at the next Distribution Date as if such expenses were Agreed Amounts), all such witnesses, records, materials and information in the Stockholders’ Agent’s possession or under the Stockholders’ Agent’s control relating thereto as is reasonably requested by the Parent Indemnitee.

(f) In the event that Parent is not entitled to assume the defense of the Stockholder Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Stockholders’ Agent shall have the right, at the expense of Parent, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to Parent, and, subject to the limitations set forth in this Section 5, the Stockholders’ Agent may seek prompt reimbursement from Parent for any Damages incurred in connection with such judgment or settlement.  In such case, the Stockholders’ Agent shall conduct the defense of the Third Party Claim actively and diligently, and Parent shall cooperate with the Stockholders’ Agent in such defense and make available to the Stockholders’ Agent, at Parent’s expense, all such witnesses, records, materials and information in Parent’s possession or under Parent’s control relating thereto as is reasonably requested by the Stockholders’ Agent.

5.6 Remedies Exclusive

From and after the Effective Time, the rights of the Indemnitees to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 5 and Article 6, and such indemnification rights shall be the sole and exclusive remedies of the parties subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or the Mergers or arising in connection herewith or therewith.  The release of amounts from the Holdback Merger Consideration shall be the Parent Indemnitee’s sole recourse for all Damages, subject to the limitations set forth in this Article 5 and the provisions of Article 6.  Except as provided in this Article 5, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement.

6.	Holdback

6.1 Purpose of Holdback

An aggregate of 17,652,707 shares of Parent Series B Preferred Stock constituting Merger Consideration shall be retained by Parent following the Effective Time as security for any indemnification payments required pursuant to Article 5 hereof (the “Aggregate Holdback Share Amount”).  The shares of Parent Series B Preferred Stock constituting the Aggregate Share Amount shall accrue dividends as if such shares were issued as Merger Consideration as of the Effective Time, provided that no dividends that would otherwise be required to be paid on such shares shall be paid unless and until such shares are released to the Eligible Stockholders in accordance with this Article 6.  The Aggregate Holdback Share Amount shall be reduced from time to time as set forth in this Article 6 and shall be delivered to the Eligible Stockholders at the times and in the manner set forth in this Article 6.

6.2 Claims Against Aggregate Holdback Share Amount

(a) If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Article 5 (a “Claim”) on or prior to 5:00 p.m. (Eastern Standard Time) on the Termination Date, subject to the limitations set forth in Article 5, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Stockholders’ Agent, in the a case of a Parent Indemnitee, or to the Parent, in the case of a Stockholder Indemnitee (such recipient being, the “Claim Notice Recipient”).  Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Article 5; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the thirty (30)-day period commencing upon receipt by the Claim Notice Recipient of a Claim Notice from an Indemnitee (the “Dispute Period”), the Claim Notice Recipient may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Claim Notice Recipient: (i) agrees that the full Claimed Amount is due and payable to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is due and payable to the Indemnitee; (iii) indicates that no part of the Claimed Amount is due and payable to the Indemnitee or (iv) requests such additional information as the Claim Notice Recipient may reasonably require in order to determine whether all or part of such Claimed Amount is due and payable to the Indemnitee.  If a Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Claim Notice Recipient’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be (any part of the Claimed Amount that is not agreed to be due and payable to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”.)  If a Response Notice is not received by the Indemnitee from the Claim Notice Recipient prior to the expiration of the Dispute Period, then the Claim Notice Recipient shall be conclusively deemed to have agreed that the full Claimed Amount referred to in the applicable Claim Notice is due and payable to the Indemnitee and such amount shall also be deemed to be an “Agreed Amount.”

(c) If the Claim Notice Recipient delivers a Response Notice in accordance with Section 6.2(b)(iv), the Indemnitee will respond (a “Further Information Notice”) to such Response Notice within thirty (30) days after receipt of such Response Notice, and the Claim Notice Recipient shall provide a Response Notice in accordance with Section 6.2(b)(i), (ii) or (iii) within fifteen (15) Business Days after receipt of such Further Information Notice.  If any Response Notice expressly indicates that there is a Contested Amount, the Claim Notice Recipient and the Indemnitee shall attempt in good faith for a period not to exceed ten (10) Business Days, unless otherwise mutually agreed, to resolve the dispute related to the Contested Amount.  If the Claim Notice Recipient and the Indemnitee resolve such dispute, such resolution shall be binding on all of the Eligible Stockholders, Parent, Merger Sub, LLC Sub, the Surviving Company and such Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee shall be signed by such Indemnitee and the Claim Notice Recipient and the amount so stipulated in such settlement agreement shall be treated as an Agreed Amount.

6.3 Reduction of Aggregate Holdback Share Amount; Delivery of Holdback Merger Consideration

(a) Promptly following 5:00 p.m. (Eastern Standard Time) on the Termination Date (the “Initial Distribution Date”), the Eligible Stockholders shall be entitled to receive, in the aggregate, a number of shares of Parent Series B Preferred Stock equal to (A)-(B)-(C), where (A) equals the Aggregate Holdback Share Amount; (B) equals all Agreed Shares; and (C) equals any outstanding Claimed Shares (such aggregate amount, the “Aggregate Initial Distribution Date Amount”).  Each Eligible Stockholder shall be entitled to receive its pro rata share of the Aggregate Initial Distribution Date Amount with respect to each share of Company Capital Stock set forth with respect to such Eligible Stockholder on Exhibit A, determined by multiplying the Pro Rata Ratio for such share by the Aggregate Initial Distribution Date Amount.  Following the Initial Distribution Date, the Aggregate Holdback Share Amount shall be reduced by the Agreed Shares as of such date and the number of shares distributed to Eligible Stockholders with respect to such Initial Distribution Date.

(b) After the Initial Distribution Date, promptly following the date on which any Claims with respect to any outstanding Claimed Amount as of the Initial Distribution Date are fully and finally resolved pursuant to a Final Resolution (a “Post-Initial Distribution Date”), the Eligible Stockholders shall be entitled to receive, in the aggregate, a number of shares of Parent Series B Preferred Stock equal to (A)-(B)-(C), where (A) equals the then remaining Aggregate Holdback Share Amount, (B) equals all Agreed Shares and (C) equals any outstanding Claimed Shares (an “Aggregate Post-Initial Distribution Date Amount”).  Each Eligible Stockholder shall be entitled to receive its pro rata share of each such Aggregate Post-Initial Distribution Date Amount with respect to each share of Company Capital Stock set forth with respect to such Eligible Stockholder on Exhibit A, determined by multiplying the Pro Rata Ratio for such share by the Aggregate Post-Initial Distribution Date Amount.  Following a Post-Initial Distribution Date, the Aggregate Holdback Share Amount shall be reduced by the Agreed Shares as of such date and the number of shares distributed to Eligible Stockholders with respect to such Post-Initial Distribution Date.

(c) To the extent that the shares of Parent Series B Preferred Stock constituting the Aggregate Holdback Share Amount have been converted to Parent Common Stock prior to any Distribution Date, then an equal number of shares of Parent Common Stock as determined pursuant to the formulas set forth in Section 6.3(a) and (b) shall be delivered on such Distribution Date, and Parent shall deliver to the Eligible Stockholders with respect to each such share required to be delivered to the Eligible Stockholders pursuant to Sections 6.3(a) and (b), a cash amount per share of Parent Common Stock equal to the amount of any cash dividends paid on the Parent Series B Preferred Stock prior to conversion and on the Parent Common Stock following conversion, provided, that no cash payment shall be made in lieu of any fractional shares of Parent Capital Stock in accordance with Section 1.9(f) and such amounts and formulas shall be subject to adjustment to reflect any adjustment to the Conversion Price (as defined in the Articles of Amendment) pursuant to the Articles of Amendment. Any shares of Parent Capital Stock or cash required to be delivered to the Eligible Stockholders pursuant to Section 6.3(a) or (b), shall be delivered by Parent directly to the Eligible Stockholders, provided that the Stockholders’ Agent shall deliver to Parent a certificate setting forth the pro rata portion of such shares and cash to be delivered to each Eligible Stockholder, the names of each Eligible Stockholder in which such shares are to be issued and cash paid and a mailing address where delivery of such shares and cash may be made to each such Eligible Stockholder.  Upon delivery of such shares of Parent Capital Stock and cash in accordance with the instructions set forth in the Stockholders’ Agent’s certificate, Parent shall have no further Liability to the Eligible Stockholders with respect to such shares.

7.	Miscellaneous Provisions

7.1 Stockholders’ Agent

(a) Appointment.  By virtue of the adoption of this Agreement, the Eligible Stockholders irrevocably nominate, constitute and appoint TVM V Life Science Ventures GmbH & Co. KG as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Eligible Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any matter set forth in this Agreement, including any claims for indemnification, compensation or reimbursement under Article 5 and any amendment to this Agreement following the Effective Time.  TVM V Life Science Ventures GmbH & Co. KG hereby accepts its appointment as Stockholders’ Agent.

(b) Authority.  The Eligible Stockholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Eligible Stockholders (in the name of any or all of the Eligible Stockholders or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 7.1(a).  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to this Agreement, including any claim for indemnification, compensation or reimbursement under Article 5; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Eligible Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(c) Power of Attorney.  The Eligible Stockholders recognize and intend that the power of attorney granted in Section 7.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Eligible Stockholders.

(d) Binding Power.  The Eligible Stockholders shall be bound by all actions taken by the Stockholders’ Agent in its capacity thereof, except for any action that conflicts with the limitations set forth in this subsection (d).  The Stockholders’ Agent shall promptly, and in any event within five (5) Business Days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Stockholders’ Agent pursuant to the authority delegated to the Stockholders’ Agent under this Section 7.1.  The Stockholders’ Agent shall at all times act in its capacity as Stockholders’ Agent in a manner that the Stockholders’ Agent believes to be in the best interest of the Eligible Stockholders.  Neither the Stockholders’ Agent nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct.  The Stockholders’ Agent may consult with legal counsel, independent public accountants and other experts selected by it.  The Stockholders’ Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.  As to any matters not expressly provided for in this Agreement, the Stockholders’ Agent shall not exercise any discretion or take any action. Each Eligible Stockholder shall indemnify and hold harmless and reimburse the Stockholders’ Agent from and against such Eligible Stockholder’s ratable share of any and all liabilities, losses, Damages, claims, costs or expenses suffered or incurred by the Stockholders’ Agent arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Agent under this Agreement, other than such liabilities, losses, Damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Agent’s gross negligence, bad faith or willful misconduct.  Notwithstanding anything to the contrary herein, the Stockholders’ Agent is not authorized to, and shall not, accept on behalf of any Eligible Stockholders any merger consideration to which such Eligible Stockholders is entitled under this Agreement and the Stockholders’ Agent shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Eligible Stockholders unless the Stockholders’ Agent is expressly authorized to do so in a writing signed by such Eligible Stockholders.

(e) Replacement.  If the Stockholders’ Agent shall be dissolved or otherwise be unable to fulfill its responsibilities hereunder, the Eligible Stockholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder.  If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Eligible Stockholders.

7.2 Further Assurances; Limitations

Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.3 Fees and Expenses

Subject to Article 5, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Mergers; provided, however, that the stockholders of the Company shall bear and pay all such fees, costs and expenses that have been incurred or that are incurred by or on behalf of the Company and its Subsidiaries.

7.4 Attorneys’ Fees

If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.5 Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent, Merger Sub or LLC Sub:

Insmed Incorporated
8720 Stony Point Parkway, Suite 200
                                        Richmond, VA 23235
Attention: Mr. W. McIlwaine Thompson
Facsimile: (434) 977-7920

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Joseph A. Herz
Facsimile: 212-805-5539

If to the Company:

Princeton Corporate Plaza IV
11 Deer Park Drive, Suite 117
Monmouth Junction, NJ  08852
Attention: Timothy Whitten
Facsimile: 732-438-9630

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street
Waltham, MA  02451
Attention: Gregg A. Griner
Facsimile: 781-622-1622

If to the Stockholders’ Agent:

                                    TVM V Life Science Ventures GmbH & Co. KG
c/o Mark Cipriano
TVM Capital
101 Arch Street, Suite 1950
Boston, MA 02110
Attention: Mark Cipriano
Facsimile: 617-345-9377

Notwithstanding anything to the contrary contained herein, any notice received on any Business Day after 5:00 p.m. (addressee’s local time) or on a day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

7.6 Headings

The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7 Counterparts and Exchanges by Electronic Transmission or Facsimile

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.8 Governing Law; Dispute Resolution

(a) Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

7.9 Successors and Assigns

Except as provided below, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, that after the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 5), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any).

7.10 Specific Performance

The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

7.11 Waiver

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12 Waiver of Jury Trial

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding or counterclaim arising out of or related to this Agreement or the transactions contemplated hereby.

7.13 Amendments

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Effective Time, by the parties hereto by action taken by or on behalf of their respective boards of directors; provided, however, that no amendment of this Agreement shall be made, that by Legal Requirements or in accordance with the rules of any stock exchange requires approval by the stockholders of the Company and/or requires approval of the stockholders of Parent, without obtaining such approval; and (b) after the Effective Time, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Eligible Stockholders).

7.14 Severability

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

7.15 Parties-in-Interest

Except for the provisions of Section 1.6 (Treatment of Stock Options; Restricted Stock), Section 4.2 (Directors’ and Officers’ Indemnification and Insurance), Section 4.5 (Reorganization), and Article 5 (Indemnification), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).  Without limiting the generality of the foregoing, no Company Employee (other than as an Eligible Stockholder or as set forth in Section 4.1) shall have any rights or remedies under any of the provisions of this Agreement.

7.16 Entire Agreement

This Agreement and the other agreements and documents delivered by the parties in connection herewith constitute the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

7.17 Construction

(a) Gender; Etc.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.  No provision of this Agreement shall be construed to require the Company, Parent or Merger Sub, or any of their respective Subsidiaries or affiliates to take action that would violate applicable Legal Requirements.  Unless otherwise indicated, all sums of money referred to in this Agreement, including references to “dollars” or “$”, are expressed in lawful money of the United States of America.

(b) Ambiguities.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References.  All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

INSMED INCORPORATED

By: /s/ Kevin P. Tully
Name: Kevin P. Tully
Title: Executive Vice President and Chief inancial Officer

RIVER ACQUISITION CO.

By: /s/ Kevin P. Tully
Name:   Kevin P. Tully
Title:     Chief Executive Officer

TRANSAVE, LLC

By: Insmed Incorporated, Managing Member

By:      /s/ Kevin P. Tully
Name:   Kevin P. Tully
Title: Executive Vice President and Chief Financial Officer

TRANSAVE, INC.

By: /s/ Timothy Whitten

Name: Timothy Whitten

Title:   President and Chief Executive Officer

TVM V LIFE SCIENCE VENTURES GMBH & CO. KG, as Stockholders’ Agent

By: /s/ Mark G. Cipriano   /s/ David Poltack
Name: Mark G. Cipriano   David Poltack
Title:  Managing Limited Partners

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Annex I):

Articles of Amendment. “Articles of Amendment” shall mean the Articles of Amendment to Parent’s Articles of Incorporation establishing terms of Series B Preferred Stock, filed on the date hereof.

Agreed Shares.  “Agreed Shares” shall mean such number of shares of Parent Series B Preferred Stock equal to the quotient of (a) all Agreed Amounts with respect to claims of Parent Indemnitees since the previous Distribution Date (or in the case of the Initial Distribution Date, since the Effective Time), divided by (b) the Holdback Per Share Value as of the applicable Distribution Date.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Annex I is attached (including the Disclosure Schedule, the Parent Disclosure Schedule, and all other exhibits, schedules and annexes hereto), as it may be amended from time to time.

Balance Sheet Rules.  “Balance Sheet Rules” shall mean, collectively, the accounting principles, methods and practices used in preparing the Company’s Balance Sheet for the year ended December 31, 2009 included in the Company’s Financial Statements, applied on a consistent basis and in accordance with GAAP.

Business Day.  “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.

Certificate Amendment.  “Certificate Amendment” shall mean the Certificate of Amendment to the Company’s Restated Certificate of Incorporation which was filed prior to the date hereof in order, to among other things, authorize a sufficient number of shares of Company Common Stock, Company Preferred Stock and the Company’s Series D Preferred Stock to accommodate the conversion of the Company Notes and/or the exercise of Company Warrants in connection with the Closing.

Claimed Shares.  “Claimed Shares” shall mean such number of shares of Series B Preferred Stock equal to the quotient of (a) all outstanding Claimed Amounts, divided by (b) the Holdback Per Share Value as of the applicable Distribution Date.

Closing Merger Consideration.  “Closing Merger Consideration” shall mean with respect to each share of Company Capital Stock outstanding as of the Effective Time such number of validly issued, fully paid and nonassessable shares of Parent Common Stock and Parent Series B Preferred Stock and/or cash to be issued in exchange therefore as set forth on Exhibit A to the Agreement, promptly following the Effective Time in accordance with Section 1.5(c) of the Agreement.  The aggregate Closing Merger Consideration shall be 25,938,818 shares of Parent Common Stock, 74,093,185 shares of Parent Series B Preferred Stock and $561,280.17 in cash.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Capital Stock.  “Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock (including Company Capital Stock issued or issuable upon conversion of the Company Notes).

Company Common Stock.  “Company Common Stock” shall mean the shares of common stock of the Company, par value $0.001 per share.

Company Contract.  “Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party.

Company Employee.  “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Subsidiary of the Company.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Subsidiary of the Company, on the one hand, and any Company Employee, on the other hand, other than any such management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Subsidiary of the Company to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.  “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company for the benefit of any Company Employee, or with respect to which the Company or any Subsidiary of the Company has or may have any Liability or obligation, excluding any Company Employee Agreement, but including any employee benefit plans as defined in Section 3 of ERISA.

Company Financing Documents.  “Company Financing Documents” shall mean the agreements between the Company and certain of its stockholders, dated as of the date hereof, providing for financing to the Company in the amounts and upon the terms specified therein, accurate copies of which have been provided to Parent.

Company IP.  “Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company or any Subsidiary of the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract.  “Company IP Contract” shall mean any written Contract to which the Company or any Subsidiary of the Company is or was a party or by which the Company or any Subsidiary of the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or Company IP or any Intellectual Property developed by, with or for the Company or any Subsidiary of the Company.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (i) the business, condition (financial or otherwise), assets, Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company or the Surviving Corporation to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries in which Company and its Subsidiaries operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements or accounting rules, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (g) any specific action taken at the request of Parent or Merger Sub or expressly required by this Agreement; (h) actions taken with Parent’s prior written consent; (i) the Company’s failure to take any action as a result of the prohibitions and restrictions set forth in this Agreement; (j) continued losses from operations or decreases in cash balances of the Company and its Subsidiaries (on a consolidated basis) which, in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which it operates.

Company 2009 Notes.  “Company 2009 Notes” shall mean those convertible promissory notes issued pursuant to that certain Note and Warrant Purchase Agreement dated as of October 26, 2009 by and between the Company and certain of the Company’s stockholders and as amended.

Company 2010 Notes.  “Company 2010 Notes” shall mean those convertible promissory notes issued pursuant to (i) that certain Note and Warrant Purchase Agreement dated as of June 16, 2010 by and between the Company and certain of the Company’s stockholders and as amended and (ii) that certain Note and Warrant Purchase Agreement dated as of September 17, 2010 by and between the Company and certain of the Company’s stockholders.

Company Notes.  “Company Notes” shall mean the Company 2009 Notes, the Company 2010 Notes and any convertible promissory notes issued pursuant to the Company Financing Documents.

Company Option.  “Company Option” shall mean each option to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.

Company Option Plan.  “Company Option Plan” shall mean the Amended and Restated 2000 Stock Incentive Plan, as amended.

Company Preferred Stock.  “Company Preferred Stock” shall mean the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

Company Privacy Policy.  “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company and any Subsidiary of the Company, including any policy relating to: (a) the privacy of users of any website owned or operated by the Company or any Subsidiary of the Company; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

Company Related Party.  “Company Related Party” shall mean: (a) each current executive officer or director of the Company or any Subsidiary of the Company, and (b) any owner of more than ten percent (10%) of the voting power of the outstanding capital stock of the Company.

Company Restricted Stock Award.  “Company Restricted Stock Award” shall mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company Option Plan or any applicable restricted stock purchase agreement or other agreement with the Company.

Company Stockholder Agreements.  “Company Stockholder Agreements” shall mean each of: (a) the Amended and Restated Stockholder Rights Agreement, dated as of December 14, 2007, among the Company and the persons and entities listed on Schedule A thereto, as amended, (b) the Amended and Restated Registration Rights Agreement, dated as of December 14, 2007, among the Company and the persons and entities listed on Schedule I thereto, as amended, (c) the First Refusal and Co-Sale Agreement, dated as of December 14, 2007, among the Company, the persons and entities listed on Schedule A thereto and the persons listed on Schedule B thereto, as amended, (d) the Voting Agreement, and (e) the Amended and Restated Stock Restriction Agreement, dated as of February 17, 2006, among the Company and the Stockholders (as defined therein), as amended.

Company Stockholder Approval.  “Company Stockholder Approval” shall mean approval of the adoption of this Agreement and the consummation of the transactions contemplated hereby by the Required Merger Stockholder Votes in accordance with the DGCL and the Company’s Charter Documents.

Company Warrant.  “Company Warrant” shall mean each warrant to purchase shares of Company Capital Stock (or exercisable for cash).

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Bilateral Confidentiality Agreement dated April 8, 2010 between Parent and the Company, as amended.

Consent.  “Consent” shall mean any approval, clearance, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant.  “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, license, sublease, sublicense, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Current Assets.  “Current Assets” shall mean the cash and cash equivalents of the Company, as determined in accordance with the Balance Sheet Rules.

Current Liabilities.  “Current Liabilities” shall mean the accounts payable and accrued expenses of the Company, as determined in accordance with the Balance Sheet Rules.

Damages.  “Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (excluding any consequential, incidental, indirect, punitive or special damages, decline in value and lost opportunity or profit); provided that, for the avoidance of doubt, any such damages required to be paid by an indemnitee to a third party shall be considered “Damages” subject to indemnification under the Agreement.

Distribution Date.  “Distribution Date” shall mean the Initial Distribution Date and each Post-Initial Distribution Date.

Eligible Stockholders.  “Eligible Stockholders” shall mean the Non-Dissenting Stockholders.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment.  “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law.  “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant or to the packaging of any product, and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

Environmental Licenses.  “Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.

Environmental Release.  “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

FDA.  “FDA” shall mean the United States Food and Drug Administration.

Final Resolution. “Final Resolution” (a) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves any dispute arising under, in connection with or relating to this Agreement or (b) a written agreement executed by Parent and the Stockholders’ Agent that resolves any dispute arising under, in connection with or relating to this Agreement.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization.  “Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Holdback Per Share Value.  “Holdback Per Share Value” shall mean with respect to the Holdback Merger Consideration (a) prior to the conversion of the Parent Series B Preferred Stock into Parent Common Stock, the sum of (i) the then current Stated Value (as defined in the Articles of Amendment) per share of Parent Series B Preferred Stock, plus (ii) any accrued dividends on a share of Parent Series B Preferred Stock, plus (iii) the value of any cash dividends previously paid on a share of Parent Series B Preferred Stock as of the applicable determination date; and (b) following the conversion of the Parent Series B Preferred Stock into Parent Common Stock, the sum of (i) the Stated Value per share of Parent Series B Preferred Stock as of the date of such conversion, plus (ii) any accrued dividends on a share of Parent Series B Preferred Stock as of the date of such conversion, plus (iii) the value of any cash dividends previously paid on a share of Parent Series B Preferred Stock as of the date of conversion, plus (iv) the value of any dividends previously paid on the share(s) of Parent Common Stock issued upon conversion of the Parent Series B Preferred Stock, provided that the Holdback Per Share Value shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or similar change with respect to the shares of Parent Series B Preferred Stock or Parent Common Stock.

Holdback Merger Consideration.  “Holdback Merger Consideration” shall mean with respect to each share of Company Capital Stock the number of shares of Parent Series B Preferred Stock representing the pro rata portion of the Aggregate Holdback Share Amount to be delivered with respect to such share of Company Capital Stock in accordance with Article 6.

Indemnitees. “Indemnitees” shall mean the Parent Indemnitees and the Stockholder Indemnitees, as applicable.

Indemnitors. “Indemnitors” shall mean the Stockholder Indemnitors or Parent, as the case may be.

Indebtedness.  “Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, mortgage or other encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

Intellectual Property.  “Intellectual Property” shall mean all rights in, to or arising out of (a) United States, international or foreign patent, utility model or registered design or any applications therefore and any and all reissues, re-examinations, divisions, continuations, renewals, extensions and continuations-in-part or their international equivalent thereof, and (b) invention disclosures, improvements, proprietary information, know-how, technology, formulations, compounds, materials, protocols, methodologies, processes, techniques, training protocols and similar methods and processes, algorithms, APIs, ideas, solutions, test results of any kind, adaptations, derivations, documentation, libraries, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable in any country), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge.  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after due and reasonable inquiry.  The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Person identified on Annex II to the Agreement under the heading “Company Knowledge” has Knowledge of such fact or other matter.  Parent shall be deemed to have “Knowledge” of a particular fact or other matter if any Person identified on Annex II to the Agreement under the heading “Parent Knowledge” has Knowledge of such fact or other matter.

Leased Real Property.  “Leased Real Property” shall mean the Company Leased Real Property and/or the Parent Leased Real Property.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Merger Consideration.  “Merger Consideration” shall mean the Closing Merger Consideration and the Holdback Merger Consideration.

Merger Consideration Certificate. “Merger Consideration Certificate” shall mean a copy of Exhibit A, accompanied by a certificate duly executed on behalf of the Company by the chief financial officer of the Company confirming the information on such exhibit.

Net Working Capital. “Net Working Capital” shall mean Current Assets minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before and without giving effect to, the Closing.

Non-Dissenting Stockholder.  “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Article 1.

Organizational Document.  “Organizational Document” shall mean, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

Parent Capital Stock.  “Parent Capital Stock” shall mean the shares of Parent Common Stock and Parent Preferred Stock.

Parent Common Stock.  “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent together with each Right relating thereto.

Parent Common Stock Price.  “Parent Common Stock Price” shall mean $0.7114, provided that such amount shall be adjusted to appropriately and equitably reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Parent Common Stock.

Parent Contract.  “Parent Contract” shall mean any Contract to which Parent or any of its Subsidiaries is a party.

Parent’s Current Products.  “Parent’s Current Products” shall mean each of IPLEX, INSM-18 and rhIGFBP-3 and all inventory, equipment and other tangible assets and all Intellectual Property and Intellectual Property Rights, in each case to the extent directly related thereto.

Parent Employee.  “Parent Employee” shall mean any current or former employee, independent contractor or director of Parent or any Subsidiary of Parent.

Parent Employee Agreement.  “Parent Employee Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between Parent or any Subsidiary of Parent, on the one hand, and any Parent Employee, on the other hand, other than any such management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract with a Parent Employee which is terminable “at will” without any obligation on the part of Parent or any Subsidiary of Parent to make any payments or provide any benefits in connection with such termination.

Parent Employee Plan.  “Parent Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent for the benefit of any Parent Employee, or with respect to which Parent or any Subsidiary of Parent has or may have any Liability or obligation, excluding any Parent Employee Agreement, but including any employee benefit plans as defined in Section 3 of ERISA.

Parent Indemnitees.  “Parent Indemnitees” shall mean Parent and its affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, successors and assigns; provided, however, that the Eligible Stockholders shall not be deemed to be “Parent Indemnitees.”

Parent IP.  “Parent IP” shall mean all Intellectual Property and Intellectual Property Rights in which Parent or any Subsidiary of Parent has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Parent Leased Real Property.  “Parent Leased Real Property” shall mean all real property leased to Parent and its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to Parent and its Subsidiaries.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any Effect that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (a) the business, condition (financial or otherwise), assets, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent or Merger Sub to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries in which Parent and its Subsidiaries operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements or accounting rules, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Parent’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (g) actions taken with the Company’s prior written consent; (h) any decreases in revenue from Parent’s Current Products; or (i) Parent’s failure to take any action as a result of the prohibitions and restrictions set forth in this Agreement, in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies in the industries in which it operates.

Parent Net Cash.  “Parent Net Cash” shall mean the amount of (A) Parent’s cash and cash equivalents and current amounts receivable of Parent, as reflected in Parent’s financial records as of the Closing Date, minus (B) the cash Liabilities of Parent as reflected in Parent’s financial records as of the Closing Date, each calculated taking into account only the line items set forth in the calculation of Parent Net Cash in Part 3.5(d) of the Parent Disclosure Schedule and applying the principles and methods applied to the calculation set forth in Part 3.5(d) of the Parent Disclosure Schedule.

Parent Option.  “Parent Option” shall mean each option to purchase shares of Parent Common Stock (or exercisable for cash) outstanding under the Parent Stock Option Plans or otherwise.

Parent Related Party.  “Parent Related Party” shall mean: (a) each current executive officer or director of Parent or any Subsidiary of Parent; and (b) any owner of more than ten percent (10%) of the voting power of the outstanding capital stock of Parent.

Parent Series B Preferred Stock.  “Parent Series B Preferred Stock” shall mean the Series B Conditional Convertible Preferred Stock, par value $0.01 per share, of Parent.

Permitted Encumbrances.  “Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, be material; (c) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any Company Leased Property or Parent Leased Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such Leased Real Property, and which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company and its Subsidiaries or the Parent and its Subsidiaries, as applicable; (d) purchase money Encumbrances securing rental payments under capital lease or operating lease arrangements; (e) minor Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries; and (f) easements, covenants, conditions, rights of way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Company and its Subsidiaries or the Parent and its Subsidiaries, as applicable, or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pro Rata Ratio.  “Pro Rata Ratio” means the ratio set forth on Exhibit A with respect to each share of Company Capital Stock, which shall be used to determine the pro rata share of the Aggregate Hold Back Amount to be delivered with respect each such share of Company Capital Stock in accordance with Article 7.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights in Company-Owned IP that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Right.  “Right” shall mean each right to purchase a share of Parent Common Stock pursuant to the Parent Rights Agreement.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC.  “SEC” shall mean the Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series A Preferred Stock.  “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company, par value of $0.001 per share.

Series B Preferred Stock.  “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock of the Company, par value of $0.001 per share.

Series C Preferred Stock.  “Series C Preferred Stock” shall mean the shares of Series C Preferred Stock of the Company, par value of $0.001 per share.

Series D Preferred Stock.  “Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company, par value of $0.001 per share.

Stockholder Indemnitees.  “Stockholder Indemnitees” shall mean each Eligible Stockholder and such Eligible Stockholder’s respective Affiliates, and their respective successors and assigns.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax.  “Tax” or “Taxes” shall mean, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, fines, Damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction, regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company or any of its Subsidiaries, or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information, including any schedule or attachment thereto or any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company or any of its Subsidiaries from users of any website owned or operated by the Company or any Subsidiary of the Company.

Venture Loan.  “Venture Loan” shall mean the Venture Loan and Security Agreement dated August 27, 2008 by and among CIT Healthcare LLC and Compass Horizon Funding Company LLC,  as lenders, and the Company, as borrower.

Voting Agreement.  “Voting Agreement” shall mean the Amended and Restated Voting Agreement, dated as of December 14, 2007, among the Company, the persons and entities listed on Schedule I thereto and the Common Holders (as defined therein).

In addition, the following terms have the meanings set forth in the Sections indicated in the table below:

Defined Term	Location of Definition

401(k) Plans	Section 4.1(a)
Aggregate Holdback Share Amount	Section 6.1
Aggregate Initial Distribution Date Amount	Section 6.3(a)
Aggregate Post-Initial Distribution Date Amount	Section 6.3(b)
Agreed Amount	Section 6.2 (b)
Assets	Section 2.7(a)
Certificate of Merger	Section 1.3
Charter Documents	Section 2.2
Claim	Section 6.2(a)
Claim Notice	Section 6.2(a)
Claim Notice Recipient	Section 6.2(a)
Claimed Amount	Section 6.2(a)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Board	Section 1.6
Company Databases	Section 2.10(l)
Company Employees	Section 4.1(b)
Company Financial Statements	Section 2.4(a)
Company IP Form Contracts	Section 2.10(e)
Company Leased Real Property	Section 2.9(b)
Company Material Contracts	Section 2.11(a)
Company Nominee	Section 4.4(a)
Company-Owned IP	Section 2.10(f)(i)
Company Stock Certificates	Section 1.9(c)
Company Stock Option Plans	Section 1.6(a)
Company Subsidiary	Section 2.1(d)
Contested Amount	Section 6.2(b)
Delaware Law	Recitals
DGCL	Recitals
DLLC	Recitals
Disclosure Schedule	Article 2 Preamble
Dispute Period	Section 6.2(b)
Dissenting Shares	Section 1.8 (a)
Effective Time	Section 1.3
FD&C Act	Section 2.12(a)
First Merger	Recitals
Further Information Notice	Section 6.2(c)
Grant Date	Section 2.3(b)
Grants	Section 2.13(b)
Indemnitors	Section 5.2(a)
Initial Distribution Date	Section 6.3(a)
Letter of Transmittal	Section 1.9(a)
LLC Sub	Preamble
LLC Sub Certificate	Section 1.4(b)
LLC Sub Operating Agreement	Section 1.4(b)
Mergers	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.7
Parent	Preamble
Parent Board	Section 4.3
Parent Balance Sheet	Section 3.14
Parent Cap	Section 5.3(c)
Parent Charter Documents	Section 3.10(c)
Parent Disclosure Schedule	Article 3 Preamble
Parent Material Contracts	Section 3.23(a)
Parent Financial Statements	Section 3.5(d)
Parent Preferred Stock	Section 3.6
Parent Rights Agreement	Section 3.6
Parent SEC Documents	Section 3.5(a)
Parent Stock Option Plans	Section 3.6
Parent Stockholders’ Meeting	Section 4.3
Parent Third Party Supplier	Section 3.19(f)
Parent Warrants	Section 3.6
Post-Initial Distribution Date	Section 6.3(b)
Proxy Statement	Section 4.3
Registration Rights Agreement	Recitals
Required Merger Stockholder Votes	Section 2.22
Response Notice	Section 6.2(b)
Second Certificate of Merger	Section 1.3
Second Effective Time	Section 1.3
Second Merger	Recitals
Stockholders’ Agent	Section 7.1(a)
Stockholder Indemnitors	Section 5.2(a)
Stockholder Proposal	Section 4.3
Subsidiary Capital Stock	Section 2.3(d)
Surviving Company	Recitals
Surviving Corporation	Recitals
Surviving LLC	Recitals
Tangible Property	Section 2.9(a)
Termination Date	Section 5.1(a)
Third Party Claims	Section 5.5
Third Party Suppler	Section 2.12(f)
Transfer Taxes	Section 4.6(b)
Unaudited Interim Balance Sheet	Section 2.4(a)
Unaudited Interim Balance Sheet Date	Section 2.4(a)

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ANNEX II

Company Knowledge

Timothy Whitten

Michio Soga

Renu Gupta, M.D.

Nicholas Gurreri

Walter Perkins

Parent Knowledge

Kevin P. Tully

Nicholas A. LaBella Jr.

Steve Glover

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